Exhibit 10.5

HARDEE'S RESTAURANT FRANCHISE AGREEMENT

HNLLLC

HARDEE'S FOOD SYSTEMS, INC. #1503524
101 EAST ADMIRAL DOYLE
NEW IBERIA, LA 70560

HARDEE'S RESTAURANT FRANCHISE AGREEMENT

    THIS AGREEMENT is made as of July 15, 2010 by and between Hardee's Food Systems, Inc. ("HFS"), a North Carolina corporation, and HNI, LLC ("Franchisee").

RECITALS:

    As a result of the expenditure of time, skill, effort and money, HFS has developed and owns a unique and distinctive system ("System") relating to the development, establishment and operation of fast service restaurants ("Hardee's Restaurants").

    Pursuant to a Master License Agreement with Carl Karcher Enterprises, Inc. ("CKE"), an affiliate of HFS, HFS has the right to use and permit its franchisees and licensees to utilize certain elements and menu items of CKE's Carl's Jr. Restaurant System in the establishment and operation of Hardee's Restaurants.

    HFS has incorporated certain of those elements and menu items of the Carl's Jr. Restaurant System into the operation of Hardee's Restaurants ("Star Hardee's Program").

    The distinguishing characteristics of the System include, without limitation, uniform and distinctive building designs, interior and exterior layout and trade dress; standards and specifications for equipment, equipment layouts, supplies and menus (including food and beverage designations, special recipes and quality and quantity standards); operating procedures for sanitation, maintenance, and food and beverage storage, preparation and service; and methods and techniques for inventory and cost controls, recordkeeping and reporting, personnel management, purchasing, sales, promotion, and advertising. The System and its components may be changed, improved, and further developed by HFS from time to time.

    HFS identifies the System by means of certain names, marks, logos, insignias, slogans, emblems, symbols and designs (collectively "Proprietary Marks") which HFS has designated or may in the future. designate for use with the System. The Proprietary Marks used to identify the System, including the principal Proprietary Marks, may be modified by HFS and/or its affiliates from time to time.

    HFS continues to develop, use and control the use of these Proprietary Marks in order to identify for the public the source of services and products marketed under the Proprietary Marks and the System, and to represent the System's high standards of quality, appearance and service.

    Franchisee desires to obtain a license to use the System and to continuously operate one Hardee's Restaurant ("Franchised Restaurant") at the location specified in attached Appendix A ("Franchised Location"), subject to the terms and conditions of this Agreement and in strict compliance with the standards and specifications established by HFS.

    Franchisee understands and acknowledges the importance of HFS' high and uniform standards of quality, operations and service and the necessity of developing and operating the Franchised Restaurant in strict conformity with this Agreement and the Confidential Operating Manual ("Manual").

    HFS is willing to grant Franchisee a license to operate the Franchised Restaurant at the Franchised Location, subject to the terms and conditions of this Agreement.

       NOW THEREFORE, in consideration of HFS' grant to Franchisee of the right to operate a Franchised Restaurant at the Franchised Location during the term of this Agreement, as well as the mutual covenants, agreements and obligations set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	GRANT OF FRANCHISE

       A.   Grant

  Subject to the provisions of this Agreement, HFS hereby grants to Franchisee the nonexclusive right (•"Franchise") to continuously operate the Franchised Restaurant at the Franchised Location and to use the Proprietary Marks in the operation of the Franchised Restaurant. Franchisee may not operate the Franchised Restaurant at any site other than the Franchised Location and may not relocate the Franchised Restaurant without HFS' prior written consent, which may be withheld by HFS in its sole discretion. If HFS approves a relocation of the Franchised Restaurant, it shall have the right to charge Franchisee for all reasonable expenses actually incurred in connection with consideration of the relocation request.

Franchisee agrees that it will at all times faithfully, honestly and diligently perform its obligations under this Agreement, that it will continuously exert its best efforts to promote and enhance the business of the Franchised Restaurant and that it will not engage in any other business or activity that may conflict with its obligations under this Agreement, except the operation of other Hardee's Restaurants or other restaurants operated by Franchisee that are franchised by HFS or its affiliates.

       B.          No Exclusivity

       This Agreement does not give Franchisee any exclusive rights to use the System or the Proprietary Marks in any geographic area. Nothing in this Agreement prohibits HFS from, among other things: (1) operating or licensing others to operate at any location, during or after the term of this Agreement, any type of restaurant other than Hardee's Restaurants; (2) operating or licensing others to operate, during the term of this Agreement, Hardee's Restaurants at any location other than the Franchised Location; (3) operating or licensing others to operate, after this Agreement terminates or expires, Hardee's Restaurants at any location, including the Franchised Location; and (4) merchandising and distributing goods and services identified by the Proprietary Marks at any location through any other method or channel of distribution. HFS reserves to itself all rights to use and license the System and the Proprietary Marks other than those expressly granted under this Agreement.

       C.                  Forms of Agreement

       Franchisee acknowledges that, over time. HFS has entered, and will continue to enter, into agreements with other franchisees that may contain provisions, conditions and obligations that differ from those contained in this Agreement. The existence of different forms of agreement and the fact that HFS and other franchisees may have different rights and obligations does not affect the duties of the parties to this Agreement to comply with the terms of this Agreement.

2.	TERM

    A.                  Initial Term

    The Initial Term of this Agreement and the Franchise granted by this Agreement shall begin on the date of this Agreement and terminate at midnight on the day preceding the 20th anniversary of the date the Franchised Restaurant first opened for business, unless this Agreement is terminated at an earlier date pursuant to Section 18. HFS shall complete and forward to Franchisee a notice to memorialize the date the Franchised Restaurant first opened for business.

       Notwithstanding the foregoing, if, during the term of this Agreement, Franchisee, through no act or failure to act on its part (except the failure to extend the lease for the Franchised Location through the Initial Term of this Agreement), loses the right to possession of the Franchised Location, the Initial Term shall expire as of the date of the loss of the right to possession. However, if the right to possession is lost through no act or failure to act on Franchisee's part, Franchisee may relocate the Franchised Restaurant (without paying any additional initial franchise fee or transfer fee) at its expense and the Initial Term shall not expire if: (1) HFS approves the new location; (2) Franchisee constructs and equips a Franchised Restaurant at the new location in accordance with the then-current System standards and specifications; (3) a Franchised Restaurant at the new location is open to the public for business within 6 months after the loss of possession of the Franchised Location; and (4) Franchisee reimburses HFS for all reasonable expenses actually incurred by HFS in connection with the approval of the new location.

       B.       Renewal Term

              (1)           At the expiration of the Initial Term, Franchisee shall have an option to remain a franchisee at the Franchised Location for a Renewal Term of 10 years or, at Franchisee's option, 5 years. Franchisee must give HFS written notice of whether or not it intends to exercise its renewal option and the length of the proposed Renewal Term not less than 12 months, nor more than 24 months, before the expiration of the Initial Term. Notwithstanding the foregoing, if Franchisee subleases the Franchised Location from HFS, Franchisee must give HFS the notice described in the preceding sentence not less than 6 months, nor more than 12 months, before notice of renewal is required to be provided to the landlord under the master lease. Failure by Franchisee to timely provide HFS the required notice constitutes a waiver by Franchisee of its option to remain a franchisee beyond the expiration of the Initial Term.

              (2)           If Franchisee desires to continue as a franchisee for the Renewal Term, Franchisee must comply with all of the following conditions prior to and at the end of the Initial Term:

             (a)           Franchisee shall not be in default under this Agreement or any other agreements between Franchisee and HFS or its affiliates; Franchisee shall not be in default beyond the applicable cure period under any real estate lease, equipment lease or financing instrument relating to the Franchised Restaurant; Franchisee shall not be in default beyond the applicable cure period with any vendor or supplier to the Franchised Restaurant; and, for the 12 months before the date of Franchisee's notice and the 12 months before the expiration of the Initial Term, Franchisee shall not have been in default beyond the applicable cure period under this Agreement or any other agreements between Franchisee and HFS or its affiliates.

             (b)           Franchisee shall make the capital expenditures required to renovate and modernize the Franchised Restaurant to conform to the interior and exterior designs, decor, color schemes, furnishings and equipment and presentation of the Proprietary Marks consistent with the image of the System for new Hardee's Restaurants at the time Franchisee provides HFS the renewal notice, including such structural changes, remodeling, redecoration and modifications to existing improvements as may be necessary to do so.

             (c)           Franchisee and its employees at the Franchised Restaurant shall be in compliance with HFS' then-current training requirements.

             (d)           Franchisee shall have the right to remain in possession of the Franchised Location, or other premises acceptable to HFS, for the Renewal Term and all monetary obligations owed to Franchisee's landlord, if any, must be current.

             (e)           Franchisee, all individuals who executed this Agreement and all guarantors of Franchisee's obligations shall have executed a general release and a covenant not to sue, in a form satisfactory to HFS, of any and all claims against HFS and its affiliates and their respective past and present officers, directors, shareholders, agents and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state and local laws, rules and ordinances, and claims arising out of, or  relating to, this Agreement, any other agreements between Franchisee and HFS or its affiliates and Franchisee's operation of the Franchised Restaurant, other Hardee's Restaurants operated by Franchisee and all other restaurants operated by Franchisee that are franchised by HFS or its affiliates.

             (f)     As determined by HFS in its sole discretion, Franchisee has operated the Franchised Restaurant and all of its other franchised Hardee's Restaurants in accordance with the applicable franchise agreements and with the System (as set forth in the Manual or otherwise and as revised from time to time by HFS) and has operated each of its other restaurants that are franchised by HFS or its affiliates in accordance with the applicable franchise agreement.

           (3)           Within 4 months after HFS' receipt of Franchisee's written notice of its desire to renew, HFS shall advise Franchisee whether or not Franchisee is entitled to remain a franchisee for the Renewal Term. If HFS intends to permit Franchisee to remain a franchisee for the Renewal Term, HFS' notice will contain preliminary information regarding actions Franchisee must take to satisfy Sections 2.B.(2)(b) and (c). If HFS does not intend to permit Franchisee to remain a franchisee for the Renewal Term, HFS' notice shall specify the reasons for non-renewal. If HFS chooses not to permit Franchisee to remain a franchisee for the Renewal Term, it shall have the right to unilaterally extend the Initial Term of this Agreement as necessary to comply with any applicable laws. (4) If Franchisee will remain a franchisee for the Renewal Term, HFS shall forward to Franchisee a new franchise agreement for the Renewal Term for Franchisee's signature at least 4 months prior to the expiration of the Initial Term. The form of renewal franchise agreement shall be the form then in general use by HFS for Hardee's Restaurants (or, if HFS is not then granting franchises for Hardee's Restaurants, that form of agreement as specified by HFS) and likely will differ from this Agreement, including, but not limited to, provisions relating to the royalty fee and advertising obligations. (5) Franchisee shall pay HFS a renewal fee in the amount of $5,000 for a Renewal Term of 5 years or less or $10,000 for a Renewal Term greater than 5 years, but no more than 10 years. (6) Franchisee shall execute the renewal franchise agreement for the Renewal Term and return the signed agreement to HFS, along with the renewal fee, at least one month prior to the expiration of the Initial Term. Failure by Franchisee to sign the renewal franchise agreement and return it to HFS (along with the renewal fee) within this time shall be deemed an election by Franchisee not to renew the Franchise and shall result in termination of this Agreement and the Franchise granted by this Agreement at the expiration of the Initial Term. Provided Franchisee has timely complied with all of the conditions set forth in this Section 2.B., HFS shall execute the renewal franchise agreement and promptly return a fully-executed copy to Franchisee.

3.	FEES

       A.                  Initial Franchise Fee

       Franchisee has paid HFS an Initial Franchise Fee in the amount specified in Appendix A. Any Commitment Fee previously paid by Franchisee to HFS with respect to the Franchised Restaurant shall be credited against the Initial Franchise Fee. Franchisee acknowledges and agrees that the Initial Franchise Fee was paid in consideration of HFS initially granting this Franchise, it was fully earned at the time paid, and it is not refundable for any reason whatsoever.

       B.             Royalty Fee

       In addition to all other amounts to be paid by Franchisee to HFS, Franchisee shall pay HFS a nonrefundable and continuing royalty fee in an amount set forth in attached Appendix B, which shall not exceed 4% of the Gross Sales of the Franchised Restaurant, for the right to use the System, the Star Hardee's Program and the Proprietary Marks at the Franchised Location. If any taxes, fees or assessments are imposed on HFS by  reason of its acting as franchisor or licensing the Proprietary Marks under this Agreement, Franchisee shall reimburse HFS the amount of those taxes, fees or assessments within 30 days after receipt of an invoice from HFS.

       Gross Sales shall include all sales or other income arising at or from the Franchised Restaurant, less sales tax actually collected and paid to the taxing authority and any amounts received from sales of non-food items approved for use in connection with such promotional campaigns, if any, as approved from time to time by HFS in its discretion.

       C.                  Advertising Fees

       Franchisee also shall spend and/or contribute for advertising approved by HFS or its designee a minimum of 5% of the Gross Sales of the Franchised Restaurant. The exact amount of the advertising fees to be spent and/or contributed by Franchisee, and the allocation of the advertising fees, as of the date of this Agreement, is set forth in Section 5 and attached Appendix C.

       D.                 Remittance Reports

       Within 5 business days after the end of each fiscal week (as defined by HFS from time to time), Franchisee shall submit to HFS in writing (or by electronic mail, polling by computer or such other form or method as HFS may designate) the amount of Gross Sales from the Franchised Restaurant during the preceding fiscal week and such other data or information as HFS may require.

       E.                  Payment of Fees

      Within 10 calendar days after the end of each fiscal week, Franchisee shall pay HFS (by check or by such other form or method as HFS may designate) the royalty fee, and the advertising fees required by Section 3.C., applicable to the Gross Sales for the fiscal week. In the alternative, upon receipt of written notice from HFS, Franchisee shall pay HFS the royalty fee applicable to the Gross Sales and other amounts under this Agreement, including advertising fees and interest charges, by electronic funds transfer. In connection with payment of these fees by electronic funds transfer, HFS may designate a day for payment ("Due Date") different than that provided in the preceding paragraph. On each Due Date, HFS will transfer from the Franchised Restaurant's bank operating account ("Account") the amount reported to HFS in Franchisee's remittance report or determined by HFS by the records contained in the cash registers/computer terminals of the Franchised Restaurant. If Franchisee has not reported Gross Sales to HFS for any fiscal period, HFS will transfer from the Account an amount calculated in accordance with its estimate of the Gross Sales during the fiscal period. If, at any time, HFS determines that Franchisee has underreported the Gross Sales of the Franchised Restaurant, or underpaid the royalty fee or other amounts due to HFS under this Agreement, or any other agreement, HFS shall initiate an immediate transfer from the Account in the appropriate amount in accordance with the foregoing procedure, including interest as provided in this Agreement. Any overpayment will be credited to the Account effective as of the first reporting date after HFS and Franchisee determine that such credit is due.

       In connection with payment of the royalty fee by electronic funds transfer, Franchisee shall: (1) comply with procedures specified by HFS in the Manual or otherwise in writing; (2) perform those acts and sign and deliver those documents as may be necessary to accomplish payment by electronic funds transfer as described in this Section 3.E.; (3) give HFS an authorization in the form designated by HFS to initiate debit entries and/or credit correction entries to the Account for payments of the royalty fee and other amounts payable under this Agreement, including any interest charges; and (4) make sufficient funds available in the Account for withdrawal by electronic funds transfer no later than the Due Date for payment thereof.

       Failure by Franchisee to have sufficient funds in the Account shall constitute a default of this Agreement pursuant to Section 18.B.(2). Franchisee shall not be entitled to set off, deduct or otherwise withhold any royalty fees, advertising contributions, interest charges or any other monies payable by Franchisee  under this Agreement on grounds of any alleged non-performance by HFS of any of its obligations or for any other reason.

       F.                Interest

       If any payments by Franchisee due to HFS are not received by HFS by the date due, Franchisee, in addition to paying the amount owed, shall pay HFS interest on the amount owed from the date due until paid at the maximum rate permitted for indebtedness of this nature in the state in which the Franchised Restaurant is located, not to exceed 1.5% per fiscal period (as defined by HFS from time to time) or a portion of a fiscal period. Payment of interest by Franchisee on past due obligations is in addition to all other remedies and rights available to HFS pursuant to this Agreement or under applicable law.

       G.               Partial Payments

       No payment by Franchisee or acceptance by HFS of any monies under this Agreement for a lesser amount than due shall be treated as anything other than a partial payment on account. Franchisee's payment of a lesser amount than due with an endorsement, statement or accompanying letter to the effect that payment of the lesser amount constitutes full payment shall be given no effect and HFS may accept the partial payment without prejudice to any rights or remedies it may have against Franchisee. Acceptance of payments by HFS other than as set forth in this Agreement shall not constitute a waiver of HFS' right to demand payment in accordance with the requirements of this Agreement or a waiver by HFS of any other remedies or rights available to it pursuant to this Agreement or under applicable law. Notwithstanding any designation by Franchisee, HFS shall have sole discretion to apply any payments by Franchisee to any of its past due indebtedness for royalty fees, advertising contributions, purchases from HFS or its affiliates, interest or any other indebtedness. HFS has the right to accept payment from any other entity as payment by Franchisee. Acceptance of that payment by HFS will not result in that other entity being substituted for Franchisee.

       H.                 Collection Costs and Expenses

       Franchisee agrees to pay to HFS on demand any and all costs and expenses incurred by HFS in enforcing the terms of this Agreement, including, without limitation, collecting any monies owed by Franchisee to HFS. These costs and expenses include, but are not limited to, costs and commissions due a collection agency, reasonable attorneys' fees (including attorneys' fees for in-house counsel employed by HFS or its affiliates and any attorneys' fees incurred by HFS in bankruptcy proceedings), costs incurred in creating or replicating reports demonstrating Gross Sales of the Franchised Restaurant, court costs, expert witness fees, discovery costs and reasonable attorneys' fees and costs on appeal, together with interest charges on all of the foregoing.

4.	RECORDKEEPING AND REPORTS

      A.                 Recordkeeping

Franchisee agrees to use computerized cash and data capture and retrieval systems that meet HFS' specifications and to record sales of the Franchised Restaurant electronically or on tape for all sales at or from the Franchised Location. Franchisee shall keep and maintain, in accordance with any procedures set forth in the Manual, complete and accurate books and records pertaining to the Franchised Restaurant sufficient to fully report to HFS. Franchisee's books and records shall be kept and maintained using generally accepted accounting principles ("GAAP"), if Franchisee uses GAAP in any of its other operations, or using other recognized accounting principles applied on a consistent basis which accurately and completely reflect the financial condition of Franchisee. Franchisee will preserve all of its books, records and state and federal tax returns for at least 5 years after the later of preparation or filing (or such longer period as may be required by any governmental entity) and make them available and provide duplicate copies to HFS within 5 days after HFS' written request.

      B.                  Periodic Reports

       Franchisee shall, at Franchisee's expense, submit to HFS, in the form prescribed by HFS, a quarterly profit and loss statement and balance sheet (both of which may be unaudited) within 30 days after the end of each fiscal quarter (as defined by HFS from time to time) during each fiscal year (as defined by HFS from time to time). HFS shall have the right, to be exercised in its sole discretion, to require that Franchisee provide HFS profit and loss statements and balance sheets at other times requested by HFS. Each statement and balance sheet shall be signed by Franchisee or by Franchisee's treasurer or chief financial officer attesting that it is true, correct and complete and uses accounting principles applied on a consistent basis which accurately and completely reflect the financial condition of Franchisee.

       C.                  Annual Reports

       At HFS' request, Franchisee shall, at its expense, provide to HFS either a reviewed or audited profit and loss statement and balance sheet for the Franchised Restaurant within 60 days after the end of each fiscal year to be signed by Franchisee or by Franchisee's treasurer or chief financial officer attesting that the financial statements present fairly the financial position of Franchisee and the results of operations of the Franchised Restaurant during the period covered. HFS shall have the right, in its reasonable discretion, to require that Franchisee, at Franchisee's expense, submit audited financial statements prepared by a certified public accounting firm acceptable to HFS for any fiscal year or any period or periods of a fiscal year.

      D.                 Other Reports

       Franchisee shall submit to HFS, for review or auditing, such other forms, reports, records, information and data as HFS may reasonably designate, in the form and at the times and places reasonably required by HFS, upon request and as specified from time to time in the Manual or otherwise in writing.

       E.                  Public Filings

       If Franchisee is or becomes a publicly-held entity in accordance with other provisions of this Agreement, Franchisee shall send to HFS copies of all reports (including responses to comment letters) or schedules Franchisee may file with the U.S. Securities and Exchange Commission (certified by Franchisee's chief executive officer to be true, correct, complete and accurate) and copies of any press releases it may issue, within 3 days of the filing of those reports or schedules or the issuance of those releases.

       F.           Audit Rights

       HFS or its designee shall have the right at all reasonable times, both during and after the term of this Agreement, to inspect, copy and audit Franchisee's books, records, federal, state and local tax returns, and such other forms, reports, information and data as HFS reasonably may designate, applicable to the operation of the Franchised Restaurant. If an inspection or audit discloses an understatement of Gross Sales, Franchisee shall pay HFS, within 10 days after receipt of the inspection or audit report, the deficiency in the royalty fees and advertising contributions plus interest (at the rate and on the terms provided in Section 3.F.) from the date originally due until the date of payment. If an inspection or audit is made necessary by Franchisee's failure to furnish reports or supporting records as required under this Agreement, or to furnish such reports, records or information on a timely basis, or if an understatement of Gross Sales for the period of any audit is determined by any audit or inspection to be greater than 2%, Franchisee also shall reimburse HFS for the reasonable cost of the audit or inspection including, without limitation, the charges of attorneys and independent accountants, and the travel expenses, room, board and compensation of HFS' employees or designees involved in the audit or inspection. The foregoing remedies shall be in addition to all other remedies and rights available to HFS under this Agreement or applicable law.

       If Franchisee fails to provide HFS on a timely basis with the records, reports and other information required by this Agreement or, upon request of HFS, with copies of same, HFS or its designee shall have access at all reasonable times (and as often as necessary) to Franchisee's books and records for the purpose, among other things, of preparing the required records, reports and other information. Franchisee promptly shall reimburse HFS or its designee for all costs and expenses associated with HFS obtaining such records, reports or other information.

5.	ADVERTISING AND PROMOTION

       A.                 Contributions/Expenditures by Franchisee

       During the term of this Agreement, Franchisee shall have a weekly advertising and promotion obligation ("APO") in the amount set forth in Section 3.C. and Appendix C. Following written notice to Franchisee, HFS may modify the amount and allocation of the APO subject to the provisions of Section 5.E. Franchisee shall pay that portion of the APO as HFS may direct to the Hardee's National Advertising Fund ("HNAF") in accordance with Section 5.B. The remainder of the APO shall be paid, as directed by HFS, at the same time and in the same manner as the royalty fee, to a Regional Co-op in accordance with Section 5.C., and/or spent by Franchisee for local store marketing ("LSM") in accordance with Section 5.D.

      B.                 Hardee's National Advertising Fund

       HFS has established, and will maintain and administer HNAF for the creation and development of advertising, marketing and public relations, research and related programs, activities and materials that HFS, in its sole discretion, deems appropriate. Franchisee shall contribute to HNAF the amount set forth in Appendix C, as may subsequently be modified pursuant to Section 5.E. Hardee's Restaurants operated by HFS and its affiliates shall contribute to HNAF on the same basis as comparable franchisees. Unless modified in writing by HFS, HNAF contributions are due on the first day of each month.

       HFS or its designee shall direct all advertising, marketing, and public relations programs and activities financed by HNAF, with sole discretion over the creative concepts, materials and endorsements used in those programs and activities, and the geographic, market and media placement and allocation of advertising and marketing materials. Franchisee agrees that HNAF may be used, among other things, to pay the costs of preparing and producing such associated materials and programs as HFS or its designee may determine, including video, audio and written advertising materials; employing advertising agencies; sponsorship of sporting, charitable or similar events; administering regional and multi-regional advertising programs, including, without limitation, purchasing direct mail and other media advertising and employing advertising agencies to assist with these efforts; and supporting public relations, market research and other advertising, promotional and marketing activities. Franchisee agrees to participate in all advertising, marketing, promotions, research and public relations programs instituted by HNAF. From time to time, HFS or its designee may furnish Franchisee with marketing, advertising and promotional materials at the cost of producing them, plus any related shipping, handling and storage charges.

       HFS shall separately account for payments to HNAF but it shall not be required to segregate HNAF funds from its other monies. HFS shall not use HNAF funds to defray any of its general operating expenses. HNAF may hire employees, either full-time or part-time, for its administration. HFS and its affiliates may be reimbursed by HNAF for expenses related to its marketing programs including, without limitation, conducting market research, preparing advertising and marketing materials, and collecting and accounting for contributions. HFS may spend in any fiscal year an amount greater or less than the aggregate contribution of all Hardee's Restaurants to HNAF during that year or cause HNAF to invest any surplus for its future use. A statement of monies collected and costs incurred by HNAF shall be prepared annually and shall be furnished to Franchisee within a reasonable period of time following a written request. HFS or its designee will have the right to cause HNAF to be incorporated or operated through an entity separate from HFS at such time as HFS or its designee deems appropriate, and such successor entity shall have all rights and duties of HFS pursuant to this Section 5.

       Franchisee understands and acknowledges that HNAF is intended to enhance recognition of the Proprietary Marks and patronage of Hardee's Restaurants. HFS will endeavor to utilize HNAF to develop advertising and marketing materials and programs, and to place advertising that will benefit the System and all Hardee's Restaurants contributing to HNAF. However, Franchisee agrees that HFS is not liable to Franchisee and Franchisee forever covenants not to sue and holds HFS harmless of any liability or obligation to ensure that expenditures by HNAF in or affecting any geographic area (including the Franchised Location) are proportionate or equivalent to the contributions to HNAF by Hardee's Restaurants operating in that geographic area, or that any Hardee's Restaurant will benefit directly or in proportion to its contribution to HNAF from the development of advertising and marketing materials or the placement of advertising. Except as expressly provided in this Section 5, neither HFS nor its designee assumes any direct or indirect liability to Franchisee with respect to the maintenance, direction or administration of HNAF.

       HFS reserves the right, in its sole discretion, to: (1) suspend contributions to and operations of HNAF for one or more periods that it determines to be appropriate; (2) terminate HNAF upon 30 days' written notice to Franchisee and establish, if HFS so elects, a different advertising fund; and (3) upon the written request of any franchised or company restaurants, defer or waive, in whole or in part, any advertising fees required by this Section if, in HFS' sole judgment, there has been demonstrated unique, objective circumstances justifying any such waiver or deferral. On termination, all monies in HNAF shall be spent for advertising and/or promotional purposes. HFS has the right to reinstate HNAF upon the same terms and conditions set forth in this Agreement upon 30 days' prior written notice to Franchisee.

       C.                  Regional Co-op

       HFS, in its sole discretion, may establish a regional advertising and sales promotion cooperative ("Regional Co-op") in the regional area in which the Franchised Restaurant is located ("Designated Market Area" or "DMA"). Franchisee shall be a member of and contribute to the Regional Co-op such amount as is determined from time to time by HFS and/or the Regional Co-op, which, as of the date of this Agreement, is the amount specified in Appendix C. The Regional Co-op may be incorporated by HFS and will be operated in accordance with its charter, which HFS shall have the right to modify from time to time in its sole discretion.

       HFS or its designee shall have the right to terminate (and subsequently restart) the Regional Co-op. Upon termination, all monies in the Regional Co-op shall be spent for advertising and/or promotional purposes. HFS or its designee shall have the sole right, but not the obligation, to enforce the obligations of franchisees who are members of the Regional Co-op to contribute to the Regional Co-op and neither Franchisee nor any other franchisees who contribute to the Regional Co-op shall be deemed a third party beneficiary with respect to the Regional Co-op obligations of other franchisees or have any right to enforce the obligation of any franchisee to contribute to the Regional Co-op.

      D.                  Local Store Marketing

       Franchisee shall spend for approved LSM, on a monthly basis, the difference between Franchisee's APO and the amount Franchisee contributes to HNAF, a Regional Co-op or some other advertising fund as HFS may direct Franchisee to pay. As of the date of this Agreement, that amount is specified in Appendix C. HFS or its designee periodically shall advise Franchisee of the advertising and sales promotions authorized by HFS. Within 30 days after the end of each fiscal quarter, Franchisee shall provide HFS or its designee copies of all documentation demonstrating the amount and types of LSM expenditures made by Franchisee in the prior fiscal quarter.

       Franchisee's LSM expenditures shall not include payments for items that HFS, in its sole discretion, deems inappropriate to meet the minimum advertising requirements. As of the date of this Agreement, inappropriate expenditures for which Franchisee cannot spend LSM monies include, without limitation, free or discounted  food,  employee incentive programs, charitable contributions,  payments  in connection with  permanent on-premises menu boards, lighting, yellow pages, entertainment discount books, the purchase or maintenance of vehicles, and other similar payments.

       Local advertising and promotion materials may be purchased from any approved source. If purchased from a source other than HFS or its affiliates, these materials shall comply with federal and local laws and regulations and with the guidelines for advertising and promotions promulgated from time to time by HFS or its designee and shall be submitted to HFS or its designee prior to first use for its approval. In no event shall Franchisee's advertising contain any statement or material which, in the sole discretion of HFS, may be considered: (1) in bad taste or offensive to the public or to any group of persons; (2) defamatory of any person or an attack on any competitor; (3) to infringe upon the use, without permission, of any other persons' trade name, trademark, service mark or identification; or (4) inconsistent with the public image of HFS or the System.

       If, in any fiscal year, Franchisee spends less than the required amount for the Franchised Restaurant for authorized LSM advertising and sales promotions expenditures, the difference between the required amount and the amount actually spent in that fiscal year shall be paid to HNAF within 10 days after demand for payment is sent to Franchisee. In determining whether Franchisee has spent the required amount for the Franchised Restaurant for these purposes in any fiscal year, only expenditures made in that fiscal year will be counted and there will be no carryover from a previous fiscal year of any expenditures.

          E.                   Changes in the APO

       HFS has the right, following written notice to Franchisee, to reallocate the APO and to increase the APO; however, HFS will not increase the APO by more than '/J% of Gross Sales in any 12 month period. In addition, HFS may not increase the APO above 6% of Gross Sales; however, this limitation on HFS does not prevent the Franchised Restaurant's Regional Co-op from requiring a contribution, that when added to Franchisee's HNAF contribution, results in a total APO in excess of 6% of Gross Sales.

6.	MANUAL

       HFS shall loan to Franchisee during the term of this Agreement one copy of, or electronic access to, HFS' confidential and proprietary Manual which contains information and knowledge that is unique, necessary and material to the System. (As used in this Agreement, the term "Manual" also includes all written correspondence from HFS regarding the System, other publications, materials, drawings, memoranda, videotapes, audio tapes, CDs, DVDs and electronic media that HFS from time to time may provide to Franchisee.) The Manual may be supplemented or amended from time to time by letter, electronic mail, bulletin, videotapes, CDs, DVDs, audio tapes, software or other communications concerning the System to reflect changes in the image, specifications and standards relating to developing, equipping, furnishing and operating a Hardee's Restaurant. HFS reserves the right to furnish all or part of the Manual to Franchisee in electronic form or online (including by Intranet) and establish terms of use for access to any restricted portion of HFS' web site. Franchisee shall keep its copy of the Manual current and up-to-date with all additions and deletions provided by or on behalf of HFS and shall purchase whatever equipment and related services (including, without limitation, a video cassette recorder, DVD player, computer system, Internet service, dedicated phone line, facsimile machine, etc.) as may be necessary to receive these communications. If a dispute relating to the contents of the Manual develops, the master copy maintained by HFS at its principal offices shall control.

    The Manual contains detailed standards, specifications, instructions, requirements, methods and procedures for management and operation of the Franchised Restaurant. The Manual also may relate to the selection, purchase, storage, preparation, packaging, ingredients, recipes, service and sale of all products and beverages sold at the Franchised Restaurant; management and employee training; marketing, advertising and sales promotions; maintenance and repair of the Franchised Restaurant building, grounds, equipment, graphics, signs, interior and exterior decor items, fixtures and furnishings; employee dress attire and appearance standards; menu concept and graphics; and accounting, bookkeeping, records retention and other business  systems, procedures and operations. Franchisee agrees at all times to operate the Franchised Restaurant in strict conformity with the Manual; to maintain the Manual at the Franchised Restaurant; to not reproduce the Manual or any part of it; and to treat the Manual as confidential and proprietary, and, to disclose the contents of the Manual only to those employees of Franchisee who have a need to know.

7.	MODIFICATIONS OF THE SYSTEM

    HFS, in its sole discretion, shall be entitled from time to time to change or modify the System, including modifications to the Manual, the menu and menu formats, the required equipment, the signage, the building and premises of the Franchised Restaurant (including the trade dress, decor and color schemes), the presentation of the Proprietary Marks, the adoption of new administrative forms and methods of reporting and of payment of any monies owed to HFS (including electronic means of reporting and payment) and the adoption and use of new or modified Proprietary Marks or copyrighted materials. Franchisee shall accept and use or display in the Franchised Restaurant any such changes or modifications in the System as if they were a part of the System at the time this Agreement was executed, and Franchisee will make such expenditures as the changes or modifications in the System may reasonably require.

    B.     Within 30 days after receipt of written notice from HFS, Franchisee shall begin selling any newly authorized menu items and cease selling any menu items that are no longer authorized. All food, beverage and merchandise items authorized for sale at the Franchised Restaurant shall be offered for sale under the specific name designated by HFS. HFS, in its sole discretion, may restrict sales of menu items to certain time periods during the day. Franchisee shall establish menu prices in its sole and absolute discretion. If Franchisee has a suggestion for a new menu item or for a change to an authorized menu item or Franchisee desires to participate in a test market program, Franchisee shall provide HFS written notice prior to implementation. Franchisee shall not add or modify any menu item or participate in a test market program without first having obtained HFS' prior written approval. Franchisee shall purchase any additional equipment and smallwares as HFS deems reasonably necessary in connection with new menu items. If HFS requires Franchisee to begin offering a new menu item which requires the purchase of additional equipment, a reasonable period of time, as determined in the sole discretion of HFS, shall be provided for the financing, purchase and installation of any such equipment before such new menu items must be offered for sale at the Franchised Restaurant.

    C.                  Extensive structural changes, major remodeling and renovations, and substantial modifications to existing equipment and improvements to modernize and conform the Franchised Restaurant to the image of the System for new franchised and company restaurants shall be required at HFS' request (but not more often than every 5 years). Capital expenses necessary for the repair and maintenance of the Franchised Location are not subject to the time limitations described in the preceding sentence. Within 60 days after receipt of HFS' written notice regarding the required modernization, Franchisee shall prepare and complete drawings and plans for the required modernization. These drawings and plans must be submitted to, and their use approved by, HFS prior to the commencement of work. Franchisee shall complete the required modernization within the time reasonably specified by HFS in its written notice.

    D.                 HFS has the right, in its sole discretion, to waive, defer or permit variations from the standards of the System or the applicable agreement to any franchisee or prospective franchisee based on the peculiarities of a particular site, existing building configuration or circumstance, density of population, business potential, trade area population or any other condition or circumstance. HFS shall have the right, in its sole discretion, to deny any such request HFS believes would not be in the best interests of the System.

    E.                 If Franchisee develops any new concepts, processes or improvements relating to the System, whether or not pursuant to an HFS authorized test, Franchisee promptly shall notify HFS and provide HFS with all information regarding the new concept, process or improvement, all of which shall become the property of HFS and its affiliates and which may be incorporated into the System without any payment to Franchisee. Franchisee, at its expense, promptly shall take all actions deemed necessary or desirable by HFS to vest in HFS ownership of such concepts, processes or improvements.

8.	TRAINING

         A.                  Franchise Management Training Program

       HFS shall provide Franchisee and certain designated employees the Franchise Management Training Program ("FMTP") in the operation of a Hardee's Restaurant at those times and those places designated by HFS. The FMTP will include classroom instruction and training at HFS' designated training facilities and at a Hardee's Restaurant designated by HFS. Franchisee (or, if Franchisee is owned by more than one individual, Franchisee's Operating Principal, defined in Section 13.G.), Franchisee's Restaurant Manager and any other person designated by HFS shall attend and satisfactorily complete each element of the FMTP specified by HFS. If the Operating Principal elects not to attend the full training program, he shall attend a modified FMTP and Franchisee's Multi-Unit Manager (defined in Section 13.H.) shall attend and successfully complete the FMTP.

       Franchisee shall pay HFS for each person attending the FMTP a tuition fee as established by HFS from time to time. Franchisee will be required to pay all travel, living and other expenses incurred by Franchisee's employees while attending the training. HFS reserves the right to dismiss from the training program any person whom HFS does not believe will perform acceptably in the position for which he has been hired by Franchisee and Franchisee shall provide a suitable replacement within one month of such dismissal.

      B.                  Additional Training

       HFS shall have the right (which may be exercised at any time and in HFS' sole discretion) to require that Franchisee, the Operating Principal, the Multi-Unit Manager, Franchisee's Restaurant Manager and any other employees designated by HFS take and successfully complete other training courses. HFS reserves the right to require Franchisee to pay a tuition fee for these additional training programs as established by HFS from time to time. Franchisee will be required to pay all travel, living and other expenses incurred by Franchisee's employees while attending the training.

        C.                 Training by Franchisee

      Franchisee shall conduct such initial and continuing training programs for its employees as HFS may require from time to time.

9.	ADDITIONAL SERVICES BY HFS

      In addition to the services described elsewhere in this Agreement, during the term of this Agreement, HFS shall make the following services available to Franchisee at no additional cost:

      A.                  Pre-Opening Assistance

       HFS shall provide consultation and advice to Franchisee as HFS deems appropriate with regard to construction or renovation and operation of the Franchised Restaurant, building layout, furnishings, fixtures and equipment plans and specifications, employee selection and training, purchasing and inventory control and those other matters as HFS deems appropriate.

         B.                  Opening of the Franchised Restaurant

Upon Franchisee's reasonable request, or at HFS' discretion, HFS shall provide assistance in opening the Franchised Restaurant and in training Franchisee's employees as HFS deems appropriate in light of Franchisee's needs and the availability of HFS personnel.

       C.           Post-Opening Assistance

       HFS periodically, as it deems appropriate, shall advise and consult with Franchisee in connection with the operation of the Franchised Restaurant. HFS, as it deems appropriate, shall provide to Franchisee its knowledge and expertise regarding the System and pertinent new developments, techniques and improvements in the areas of restaurant design, management, food and beverage preparation, sales promotion, service concepts and other areas. HFS may provide these services through visits by HFS' representatives to the Franchised Restaurant or Franchisee's offices, the distribution of printed or filmed material or electronic information, meetings or seminars, telephone communications, email communications or other communications.

       D.           HFS' Right to Inspect the Franchised Restaurant

       To determine whether Franchisee and the Franchised Restaurant are in compliance with this Agreement and with all specifications, quality standards and operating procedures prescribed by HFS for the operation of Hardee's Restaurants, HFS or its designees shall have the right at any reasonable time and without prior notice to Franchisee to: (1) inspect the Franchised Location; (2) observe, photograph and videotape the operations of the Franchised Restaurant for such consecutive or intermittent periods as HFS deems necessary; (3) remove samples of any food and beverage product, material or other products for testing and analysis (without paying for the samples); (4) interview personnel of the Franchised Restaurant; (5) interview customers of the Franchised Restaurant; and (6) inspect and copy any books, records and documents relating to the operation of the Franchised Restaurant or, upon the request of HFS or its designee, require Franchisee to send copies thereof to HFS or its designee. Franchisee agrees to cooperate fully with HFS or its designee in connection with any such inspections, observations, videotaping, product removal and interviews. Franchisee shall take all necessary steps to immediately correct any deficiencies detected during these inspections, including, without limitation, ceasing further sale of unauthorized menu items and ceasing further use of any equipment, advertising materials or supplies that do not conform with the standards and requirements promulgated by HFS from time to time. Franchisee shall present to its customers such evaluation forms as are periodically prescribed by HFS and shall participate and/or request its customers to participate in any surveys performed by or on behalf of HFS as HFS may direct.

      E.           Delegation

       HFS has the right, from time to time, to delegate the performance of any portion or all of its obligations and duties under this Agreement to designees, whether affiliates or agents of HFS or independent contractors with which HFS has contracted to provide this service.

10.       PERFORMANCE STANDARDS AND UNIFORMITY OF OPERATION

    Products sold and services performed under the Proprietary Marks have a reputation for quality. This reputation has been developed and maintained by HFS, and it is of the utmost importance to HFS, Franchisee and all other franchisees of HFS that this reputation be maintained. In recognition of the mutual benefits that come from maintaining the reputation for quality enjoyed by the System, Franchisee covenants and agrees, with respect to the operation of the Franchised Restaurant, that Franchisee and its employees shall comply with all of the requirements of the System as set forth in the Manual or otherwise, and Franchisee additionally shall comply with the following:

      A.                  Standards, Specifications and Procedures

       Franchisee acknowledges that each and every detail of the appearance, layout, decor, services and operation of the Franchised Restaurant is important to HFS and other Hardee's Restaurants. Franchisee agrees to cooperate with HFS by maintaining these high standards in the operation of the Franchised Restaurant. Franchisee further agrees to comply with all System specifications, recipes, standards and operating procedures (whether contained in the Manual or any other written communication to Franchisee) relating to the appearance,  function, cleanliness and operation of a Hardee's Restaurant, including, but not limited to: (1) type, quality, taste, weight, dimensions, ingredients, uniformity, manner of preparation, and sale of all food products and beverages sold at the Franchised Restaurant and all other products used in the packaging and sale of those products and beverages; (2) sales and marketing procedures and customer service; (3) advertising and promotional programs; (4) layout, decor and color scheme of the Franchised Restaurant; (5) appearance and dress of employees; (6) safety, maintenance, appearance, cleanliness, sanitation, standards of service, and operation of the Franchised Restaurant; (7) submission of requests for approval of brands of products, supplies and suppliers; (8) use and illumination of signs, posters, displays, standard formats and similar items; (9) identification of Franchisee as the owner of the Franchised Restaurant; (10) types of fixtures, furnishings, equipment, smallwares and packaging; and (11) the make, type, location and decibel level of any game, entertainment or vending machine. Mandatory specifications, standards and operating procedures, including upgraded or additional equipment, that HFS prescribes from time to time in the Manual, or otherwise communicates to Franchisee in writing, shall constitute provisions of this Agreement as if fully set forth in this Agreement.

      B.                  Approved Products, Distributors and Suppliers

       Franchisee acknowledges that the reputation and goodwill of Hardee's Restaurants are based upon, and can only be maintained by, the sale of distinctive, high quality food products and beverages, and the presentation, packaging and service of such products and beverages in an efficient and appealing manner. HFS may develop certain proprietary food products that will be prepared by or for HFS according to HFS' proprietary special recipes and formulas. HFS also has developed standards and specifications for other food products, ingredients, seasonings, mixes, beverages, materials and supplies incorporated or used in the preparation, cooking, serving, packaging and delivery of prepared food products authorized for sale at Hardee's Restaurants. Franchisee agrees that the Franchised Restaurant will: (1) purchase those food products developed by HFS pursuant to a special recipe or formula only from HFS, an affiliate of HFS or a third party designated and licensed by HFS to prepare and sell such products; and (2) purchase from manufacturers, distributors, vendors and suppliers (collectively "suppliers") approved by HFS all other goods, food products, ingredients, spices, seasonings, mixes, beverages, materials and supplies used in the preparation of products (collectively "goods"), as well as advertising materials, furniture, fixtures, equipment, smallwares, menus, forms, paper and plastic products, packaging or other materials (collectively "materials") that meet the standards and specifications promulgated by HFS from time to time. HFS has the right to require that Franchisee use only certain brands and to prohibit Franchisee from using other brands. HFS may from time to time modify the list of approved brands and/or suppliers, and Franchisee shall not, after receipt of such modification in writing, reorder any brand from any supplier that is no longer approved.

       HFS may approve one or more suppliers for any goods or materials and may approve a supplier only as to certain goods or materials. HFS may concentrate purchases with one or more suppliers to obtain lower prices and/or the best advertising support and/or services for any group of Hardee's Restaurants or any other group of restaurants franchised or operated by HFS or its affiliates. Approval of a supplier may be conditioned on requirements relating to the frequency of delivery, reporting capabilities, standards of service, including prompt attention to complaints, or other criteria, and concentration of purchases, as set forth above, and may be temporary pending a further evaluation of such supplier by HFS. HFS may establish commissaries and distribution facilities owned and operated by HFS or an affiliate that HFS shall designate as an approved supplier.

       If Franchisee proposes to purchase any goods or materials (that Franchisee is not required to purchase from HFS, an affiliate of HFS or a designated supplier) from a supplier that HFS has not previously approved, Franchisee shall submit to HFS a written request for such approval, or shall request the supplier to do so itself. HFS has the right to require, as a condition of its approval, that its representatives be permitted to inspect the supplier's facilities, and that such information, specifications and samples as HFS reasonably designates be delivered to HFS and/or to an independent, certified laboratory designated by HFS for testing prior to granting approval.  A charge not to exceed the reasonable cost of the inspection and the actual cost of the test shall be  paid by Franchisee. HFS reserves the right, at its option, to re-inspect the facilities and products of any such approved supplier and to revoke its approval upon the suppliers' failure to continue to meet any of the foregoing criteria.

       Franchisee shall at all times maintain an inventory of approved goods and materials sufficient in quality and variety to realize the full potential of the Franchised Restaurant. HFS may, from time to time, conduct market research and testing to determine consumer trends and the salability of new food products and services. Franchisee agrees to cooperate in these efforts by participating in HFS' customer surveys and market research programs if requested by HFS. All customer surveys and market research programs will be at HFS' sole cost and expense, unless such survey or program has been approved by Franchisee and Franchisee has approved its proportionate cost. Franchisee shall not be allowed to test anything without first being requested to by HFS and signing a test letter agreement in a form satisfactory to HFS.

       HFS and its affiliates disclaim all express or implied warranties concerning any approved goods, materials or services, including, without limitation, any warranties as to merchantability, fitness for a particular purpose, availability, quality, pricing or profitability. Franchisee acknowledges that HFS and its affiliates may, under appropriate circumstances, receive fees, commissions, field-of-use license royalties, or other consideration from approved suppliers based on sales to franchisees, and that HFS may charge non-approved suppliers reasonable testing or inspection fees.

      C.           Menu Boards and Formats

       HFS shall have the right to prescribe, and subsequently vary, one or more menu boards and formats to be utilized in the Franchised Restaurant. The menu boards and formats may include requirements concerning organization, graphics, product descriptions, illustrations and other matters (except prices) related to the menu. Prescribed menu boards and formats may vary depending on region, market size or other factors deemed relevant by HFS. If any menu board and format utilized by Franchisee ceases to be an authorized menu board and format, Franchisee shall have a reasonable period of time (not to exceed 6 months) to discontinue use of the old menu board and format and begin using an authorized menu board and format.

      D.           Hardware and Software

       Franchisee agrees to procure and install such data processing equipment, computer hardware and software, required dedicated telephone, DSL and power lines, high speed Internet connections, modems, printers and other computer-related accessory or peripheral equipment as HFS specifies in the Manual or otherwise. All of the foregoing must be able to provide HFS that information, in that format/medium, as HFS reasonably may specify from time to time. Franchisee shall provide all assistance required by HFS to bring Franchisee's computer system on-line with the computer system designated by HFS and maintained by HFS or its affiliates at the earliest possible time. Franchisee agrees that HFS shall have the free and unfettered right to retrieve any data and information from Franchisee's computers as HFS, in its sole discretion, deems appropriate, including electronically polling the daily sales, menu mix and other data of the Franchised Restaurant. All of the hardware and software specified to be installed or purchased, or activities Franchisee is to accomplish, and the delivery cost of all hardware and software, shall be at Franchisee's expense.

       Franchisee shall: (1) use the proprietary software program, system documentation manuals and other proprietary materials now and hereafter required by HFS in connection with the operation of the Franchised Restaurant; (2) if requested by HFS, execute HFS' software license or similar Agreement; (3) input and maintain in Franchisee's computer such data and information as HFS prescribes in the Manual, software programs, documentation or otherwise; and (4) purchase new or upgraded software programs, system documentation manuals and other proprietary materials at then-current prices whenever adopted system-wide by HFS.

       Franchisee acknowledges that computer systems are designed to accommodate a finite amount of data and terminals, and that, as these limits are reached, or as technology or software is developed in the future, HFS may, in its sole discretion, mandate that Franchisee: (A) add memory, ports and other accessories or peripheral equipment or additional, new or substitute software to the original computer system purchased by Franchisee; and (B) replace or upgrade the entire computer system with a larger system capable of assuming and discharging the computer-related tasks and functions specified by HFS. Franchisee also acknowledges that computer designs and functions change periodically and that HFS may desire to make substantial modifications to its computer specifications or to require installation of entirely different systems during the term of this Agreement or upon renewal of this Agreement.

       To ensure full operational efficiency and communication capability between HFS' computers and those of all Hardee's Restaurants, Franchisee agrees, at its expense, to keep its computer system in good maintenance and repair and to make additions, changes, modifications, substitutions and replacements to its computer hardware, software, telephone and power lines and other computer-related facilities as directed by HFS, and on the dates and within the times specified by HFS in its sole discretion. Upon termination or expiration of this Agreement, all computer software, disks, tapes and other magnetic storage media shall be returned to HFS in good operating condition, excepting normal wear and tear.

      E.           Upkeep of the Franchised Restaurant

       Franchisee shall constantly maintain and continuously operate the Franchised Restaurant and all furniture, fixtures, equipment, furnishings, floor coverings, interior and exterior signage, the building interior and exterior, interior and exterior lighting, landscaping and parking lot surfaces in first-class condition and repair in accordance with the requirements of the System, including all ongoing necessary remodeling, redecorating, refurbishing and repairs. In addition, Franchisee shall promptly and diligently perform all necessary maintenance, repairs and replacements to the Franchised Restaurant as HFS may prescribe from time to time including periodic interior and exterior painting; resurfacing of the parking lot; roof repairs; and replacement of obsolete or worn out signage, floor coverings, furnishings, equipment and decor.

       Franchisee shall not make any material alterations to the Franchised Restaurant that affect operations or the image of the System without HFS' prior written approval. Franchisee acknowledges and agrees that the requirements of this Section are both reasonable and necessary to ensure continued public acceptance and patronage of Hardee's Restaurants, to assist the Franchised Restaurant to compete effectively in the marketplace and to avoid deterioration or obsolescence of the operation of the Franchised Restaurant.

       F.           Maximum Operation of the Franchised Restaurant

       During the term of this Agreement, Franchisee shall use the Franchised Location solely for the operation of the Franchised Restaurant and shall maintain sufficient inventories, adequately staff each shift with qualified employees and continuously operate the Franchised Restaurant at its maximum capacity and efficiency for the minimum number of days and hours set forth in the Manual or as HFS otherwise prescribes in writing (subject to the requirements of local laws and licensing requirements).

       Franchisee shall immediately resolve any customer complaints regarding the quality of food or beverages, service and/or cleanliness of the Franchised Restaurant or any similar complaints. When any customer complaints cannot be immediately resolved, Franchisee shall use best efforts to resolve the customer complaints as soon as practical and shall, whenever feasible, give the customer the benefit of the doubt. If HFS, in its sole discretion, determines that its intervention is necessary or desirable to protect the System or the goodwill associated with the System, or if HFS, in its sole discretion, believes that Franchisee has failed adequately to address or resolve any customer complaints, HFS may, without Franchisee's consent, resolve any complaints and charge Franchisee an amount sufficient to cover HFS' reasonable costs and expenses in resolving the customer complaints, which amount Franchisee shall pay HFS immediately on demand.

       G.        Franchised Restaurant Management and Personnel

       The Franchised Restaurant shall at all times be under the on-site supervision of one of the following designated individuals, who must meet, to the satisfaction of HFS, HFS' applicable training qualifications for their designated position title: a Restaurant Manager, a Multi-Unit Manager, or, for specific, limited periods of time as authorized by HFS, a Shift Leader. Franchisee must, at all times, employ at least 2 management personnel for the Franchised Restaurant who have successfully completed the FMTP. If at any time Franchisee ceases to employ 2 management personnel as described above, Franchisee has 30 days (from the date on which Franchisee has less than 2 specified management personnel) to hire and enroll replacement personnel in the FMTP. At Franchisee's option, one person may hold more than one of the above positions.

       Franchisee (or, if Franchisee is owned by more than one individual, the Operating Principal or Multi-Unit Manager) shall remain active in overseeing the operations of the Franchised Restaurant, including without limitation, regular, periodic visits to the Franchised Restaurant and sufficient communications with HFS to ensure that the Franchised Restaurant's operations comply with the operating standards as promulgated by HFS from time to time in the Manual or otherwise in written or oral communications.

       Franchisee shall hire all employees of the Franchised Restaurant and be exclusively responsible for the terms of their employment and compensation, and for the proper training of such employees in the operation of the Franchised Restaurant, in human resources and customer relations. Franchisee shall establish at the Franchised Restaurant a training program for all employees that meets the standards prescribed by HFS.

      Franchisee shall employ only suitable persons of good character and reputation who will at all times conduct themselves in a competent and courteous manner in accordance with the image and reputation of HFS and the System and, while on duty, comply with the dress attire, personal appearance and hygiene standards set forth in the Manual. Franchisee shall use its best efforts to ensure that Franchisee's employees maintain a neat and clean appearance and render competent and courteous service to all customers and fellow employees of the Franchised Restaurant.

       H.        Signs and Logos

       Subject to local ordinances, Franchisee shall prominently display in and upon the land and buildings of the Franchised Restaurant interior and exterior signs and logos using the name "Hardee's", without any prefix or suffix, and those other names, marks, advertising signs and logos, of such nature, form, color, number, location and size, and containing that material as HFS may from time to time direct. Franchisee shall not display in or upon the Franchised Location any sign, logo or advertising media of any kind to which HFS objects.

       I.           Coin Operated Equipment

       Franchisee shall not permit at the Franchised Restaurant any juke box, vending or game machine, gum machine, game, ride, gambling or lottery device, coin or token operated machine, or any other music, film or video device not authorized by HFS.

       J.            Compliance with Laws and Good Business Practices

       Franchisee shall secure and maintain in force in its name all required licenses, permits and certificates relating to the operation of the Franchised Restaurant. Franchisee shall operate the Franchised Restaurant in full compliance with all applicable laws, ordinances and regulations including, without limitation, all laws or regulations governing or relating to the handling of food products, immigration and discrimination, occupational hazards and health insurance, employment laws, including, without limitation, workers' compensation insurance, unemployment insurance, and the withholding and payment of federal and state income taxes, social security taxes and sales taxes. Franchisee shall timely pay all obligations relating to the Franchised Restaurant. All advertising and promotion by Franchisee shall be completely factual and shall conform to the highest  standards of ethical advertising. Franchisee shall, in all dealings with Franchisee's customers, suppliers and the public, adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct. Franchisee agrees to refrain from any business or advertising practice that may be injurious to the goodwill associated with the Proprietary Marks or the business of HFS, its affiliates, the System or other restaurants operated or franchised by HFS or its affiliates.

       Franchisee shall notify HFS in writing within 5 days after the commencement of: (1) any action, suit or proceeding, or the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of Franchisee or the Franchised Restaurant; or (2) of any notice of violation of any law, ordinance or regulation relating to health or sanitation at the Franchised Restaurant.

      K.        Non-Cash Payment Systems

       Franchisee shall accept debit cards, credit cards, stored value gift cards or other non-cash payment systems specified by HFS to enable customers to purchase authorized products and shall obtain all necessary hardware and/or software used in connection with these non-cash payment systems. Franchisee shall reimburse HFS for all costs associated with such non-cash payment systems as they pertain to the Franchised Restaurant.

       L.        800 Number, Secret Shoppers

       In order to (among other things) maintain and enhance the goodwill associated with the Proprietary Marks, the System and each Hardee's Restaurant, Franchisee agrees to participate in programs initiated to verify customer satisfaction and/or Franchisee's compliance with all operational and other aspects of the System, including (but not limited to) an 800 number, secret shoppers or other programs as HFS may require. HFS will share the results of these programs, as they pertain to the Franchised Restaurant, with Franchisee. Franchisee will reimburse HFS for all costs related to the Franchised Restaurant associated with any and all of these programs.

       11.        PROPRIETARY MARKS

       The term "Proprietary Marks" as used in this Agreement refers to all words, symbols, insignia, devices, designs, trade names, service marks or combinations thereof designated by HFS as identifying the System and the products sold and services provided in connection with the System. HFS shall, from time to time, advise Franchisee as to any additions or deletions to the Proprietary Marks and Franchisee's right to use the Proprietary Marks shall be deemed modified by those additions or deletions.

       Franchisee's right to use the Proprietary Marks is limited to its use of the Proprietary Marks in the operation of the Franchised Restaurant at the Franchised Location and as expressly provided in this Agreement and the Manual. Franchisee shall not use the Proprietary Marks on any vehicles without HFS' prior written approval. Franchisee shall not use the Proprietary Marks or any variations of the Proprietary Marks or marks or names confusingly similar to the Proprietary Marks in any manner not authorized by HFS or in any corporate, limited liability company, partnership or other business entity name and shall not use any other trade names, service marks or trademarks in conjunction with the Franchised Restaurant. If local laws or ordinances require that Franchisee file an affidavit of doing business under an assumed name or otherwise make a filing indicating that the Proprietary Marks are being used as a fictitious or assumed name, Franchisee shall include in such filing or application an indication that the filing is made "as a franchisee of Hardee's Food Systems, Inc." Franchisee shall use the symbol ® with all registered marks and the symbol ™ with all pending registrations or other marks.

       Franchisee shall not use the Proprietary Marks in any Internet domain name or e-mail address, in the operation of any Internet web site or on a social networking site or other future technological avenue without HFS' prior written consent. HFS may grant or withhold its consent in its sole discretion and may condition its  consent on such requirements as HFS deems appropriate, including, among other things, that Franchisee obtain HFS' written approval of: (A) any and all Internet domain names and home page addresses related to the Franchised Restaurant; (B) the proposed form and content of any web site related to the Franchised Restaurant; (C) Franchisee's use of any hyperlinks or other links; (D) Franchisee's use of any materials (including text, video clips, photographs, images and sound bites) in which any third party has an ownership interest; and (E) any proposed modification of Franchisee's web site. HFS may designate the form and content of Franchisee's web site and/or require that any such web site be hosted by HFS or a third party who HFS designates, using one or more web sites that HFS owns and/or controls. HFS may charge Franchisee a fee for developing, reviewing and approving Franchisee's web site and/or for hosting the web site.

       If HFS should elect to use a principal name other than "Hardee's" to identify the System, HFS may select another name and notify Franchisee to change all or some items bearing the Proprietary Marks to the new name within a reasonable period of time as determined by HFS without any liability to Franchisee, and Franchisee promptly shall adopt that name. Franchisee agrees that nothing in this Agreement gives it any right, title or interest in the Proprietary Marks (except the right to use the Proprietary Marks in accordance with the terms of this Agreement), that the Proprietary Marks are the sole property of HFS and its affiliates, that Franchisee shall not directly or indirectly contest the validity or ownership of the Proprietary Marks or HFS' right to license the Proprietary Marks, and that any and all uses by Franchisee of the Proprietary Marks and the goodwill arising therefrom shall inure exclusively to the benefit of HFS and its affiliates. Franchisee will not seek to register, reregister, assert claim to ownership of, license or allow others to use, or otherwise appropriate to itself any of the Proprietary Marks or any mark or name confusingly similar thereto, or the goodwill symbolized by any of the foregoing except to the extent this action inures to the benefit of, and has the prior written approval of, HFS. Any unauthorized use of the Proprietary Marks by Franchisee or attempt by Franchisee, directly or indirectly, to register the Proprietary Marks in any jurisdiction shall constitute a breach of this Agreement and an infringement of HFS' rights in and to the Proprietary Marks.

       Franchisee promptly shall inform HFS in writing as to any infringement of the Proprietary Marks of which it has knowledge. Franchisee shall not make any demand or serve any notice, orally or in writing, or institute any legal action or negotiate, compromise or settle any controversy with respect to any such infringement without first obtaining HFS' written approval. HFS shall have the right, but not the obligation, to bring such action or take such steps as it may deem advisable to prevent any such infringement and to join Franchisee as a party to any action in which HFS is or may be a party and as to which Franchisee is or would be a necessary or proper party. Franchisee also shall promptly notify HFS of any litigation (including administrative or arbitration proceedings) of which Franchisee is aware instituted against HFS, its affiliates or Franchisee relating to the Proprietary Marks. Franchisee shall execute any and all instruments and documents, render such other assistance and do any acts and things as may, in the opinion of HFS' counsel, be necessary or advisable to protect and maintain HFS' interests in the Proprietary Marks, including, without limitation, HFS' interests in litigation or proceedings before the U.S. Patent and Trademark Office or other tribunal relating to the Proprietary Marks.

       12.       INSURANCE

       A. Franchisee shall be responsible for all loss or damage arising from or related to Franchisee's development and operation of the Franchised Restaurant, and for all demands or claims with respect to any loss, liability, personal injury, death, property damage, or expense whatsoever occurring upon the premises of, or in connection with the development or operation of, the Franchised Restaurant. Franchisee shall maintain in full force and effect throughout the term of this Agreement that insurance which Franchisee determines is necessary or appropriate for liabilities caused by or occurring in connection with the development or operation of the Franchised Restaurant which shall include, at a minimum, insurance policies of the kinds, and in the amounts, required by Section 12.B. HFS, and any entity with an insurable interest designated by HFS, shall be an additional insured in such policies to the extent each has an insurable interest.

       B.           All insurance policies shall be written by an insurance company or companies satisfactory to HFS, in compliance with the standards, specifications, coverages and limits set forth in the Manual or otherwise provided to Franchisee in writing. These policies shall include, at a minimum, the following: (1) Comprehensive general liability insurance including coverage for bodily injury, personal injury, products liability, blanket contractual liability, broad form property damage, non-owned automobiles, completed operations and property damage on an occurrence basis with policy limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. (2) Property Insurance written on an "All Risks" policy for fire and related peril (including floods and earthquakes where applicable) with limits of insurance of not less than the full replacement value of the Franchised Restaurant, and its furniture, fixtures, equipment, inventory and other tangible property.

          (3)           Business Interruption and Extra Expense coverage to include rental payment continuation for a minimum of 12 months, loss of profits and other extra expenses experienced during the recovery from property loss.

          (4)           Plate glass coverage for replacement of glass from breakage.

          (5)           Employer's Liability coverage in the amount of $500,000.

(6)           Workers' compensation and such other insurance as may be required by statute or rule of the state or locality in which the Franchised Restaurant is located. This coverage shall also be in effect for all of Franchisee's employees who participate in any of the training programs described in Section 8. (7) In connection with any construction, renovation, refurbishment or remodeling of the Franchised Restaurant, Franchisee shall maintain Builder's All Risks insurance and in connection with new construction or substantial renovation, refurbishment or remodeling of the Franchised Restaurant, Franchisee shall maintain performance and completion bonds in forms and amounts, and written by carriers), reasonably satisfactory to HFS.

         HFS may reasonably increase the minimum coverage required and require different or additional kinds of insurance to reflect inflation, changes in standards of liability, higher damage awards or other relevant changes in circumstances. Franchisee shall receive written notice of such modifications and shall take prompt action to secure the additional coverage or higher policy limits.

       C.           The following general requirements shall apply to each insurance policy that Franchisee is required to maintain under this Agreement:

          (1)           Each insurance policy shall be specifically endorsed to provide that the coverages shall be primary and that any insurance carried by any additional insured shall be excess and non-contributory.

          (2)           No insurance policy shall contain a provision that in any way limits or reduces coverage for Franchisee in the event of a claim by HFS or its affiliates.

          (3)           Each insurance policy shall extend to, and provide indemnity for, all obligations and liabilities of Franchisee to third parties and all other items for which Franchisee is required to indemnify HFS under this Agreement.

          (4)           Each insurance policy shall be written by an insurance company that has received and maintains an "A+" or better rating by the latest edition of Best's Insurance Rating Service.

          (5)    No insurance policy shall provide for a deductible amount that exceeds $5,000, unless otherwise approved in writing by HFS, and Franchisee's co-insurance under any insurance policy shall be 80% or greater.

       D.           All required insurance policies shall be in full force and effect and Franchisee shall submit to HFS evidence of satisfactory insurance and proof of payment therefore no later than the date the first of the following occurs: (1) 30 days' prior to the scheduled opening date of the Franchised Restaurant; (2) the date Franchisee takes possession of the Franchised Location, or (3) the date construction commences at the Franchised Location, if Franchisee is contractually obligated for the construction. On each policy renewal date thereafter, Franchisee shall again submit evidence of satisfactory insurance and proof of payment therefor to HFS. The evidence of insurance shall include a statement by the insurer that the policy or policies will not be canceled or materially altered without at least 30 days' prior written notice to HFS. Upon request, Franchisee also shall provide to HFS copies of all or any policies, and policy amendments and riders.

       E.           Franchisee acknowledges that no requirement for insurance contained in this Agreement constitutes advice or a representation by HFS that only such policies, in such amounts, are necessary to protect Franchisee from losses in connection with its business under this Agreement. Maintenance of this insurance, and the performance by Franchisee of its obligations under this Section, shall not relieve Franchisee of liability under the indemnification provisions of this Agreement.

       F.           Should Franchisee, for any reason, fail to procure or maintain at least the insurance required by this Section 12, as revised from time to time pursuant to the Manual or otherwise in writing, HFS shall have the immediate right and authority, but not the obligation, to procure such insurance and charge its cost to Franchisee. All out-of-pocket costs incurred by HFS in obtaining such insurance on behalf of Franchisee shall be reimbursed to HFS by Franchisee immediately upon Franchisee's receipt of an invoice therefore.

13.       ORGANIZATION OF FRANCHISEE

       A.           Representations

       If Franchisee is a corporation, a limited liability company, a partnership or any other type of organization (collectively, "business entity"), Franchisee makes the following representations and warranties: (1) it is duly organized and validly existing under the laws of the state of its formation; (2) it is qualified to do business in the state or states in which the Franchised Restaurant is located; (3) execution of this Agreement and the development and operation of the Franchised Restaurant is permitted by its governing documents; and (4) unless waived in writing by HFS, Franchisee's Articles of Incorporation, Articles of Organization, written partnership agreement or other organizational or governing documents shall at all times provide that the activities of Franchisee are limited exclusively to the development and operation of Hardee's Restaurants and other restaurants operated by Franchisee that are franchised by HFS or its affiliates.

       If Franchisee is an individual, or a partnership comprised solely of individuals, Franchisee makes the following additional representations and warranties: (A) each individual has executed this Agreement; (B) each individual shall be jointly and severally bound by, and personally liable for the timely and complete performance and a breach of, each and every provision of this Agreement; and (C) notwithstanding any transfer for convenience of ownership, pursuant to Section 15.D., each individual shall continue to be jointly and severally bound by, and personally liable for the timely and complete performance and a breach of, each and every provision of this Agreement.

       B.           Governing Documents

       If Franchisee is a corporation, copies of Franchisee's Articles of Incorporation, bylaws, other governing documents and any amendments, including the resolution of the Board of Directors authorizing entry into and performance of this Agreement, and all shareholder agreements, including buy/sell agreements, have been  furnished to HFS. If Franchisee is a limited liability company, copies of Franchisee's Articles of Organization, Management Agreement, other governing documents and any amendments, including the resolution of the Managers authorizing entry into and performance of this Agreement, and all agreements, including buy/sell agreements, among the members have been furnished to HFS. If Franchisee is a partnership, copies of Franchisee's written partnership agreement, other governing documents and any amendments, as well as all agreements, including buy/sell agreements, among the partners have been furnished to HFS, in addition to evidence of consent or approval of the entry into and performance of this Agreement by the requisite number or percentage of partners, if that approval or consent is required by Franchisee's written partnership agreement. When any of these governing documents are modified or changed, Franchisee promptly shall provide copies to HFS. If Franchisee is any other type of business entity, copies of its organizational and governing documents have been furnished to HFS

       C.           Ownership Interests

       If Franchisee is a business entity, all interests in Franchisee are owned as set forth in attached Appendix D. In addition, if Franchisee is a corporation, Franchisee shall maintain a current list of all owners of record and all beneficial owners of any class of voting securities of the corporation (and the number of shares owned by each). If Franchisee is a limited liability company, Franchisee shall maintain a current list of all members (and the percentage membership interest of each member). If Franchisee is a partnership, Franchisee shall maintain a current list of all owners of an interest in the partnership (and the percentage ownership of each owner). Franchisee shall comply with Section 15 prior to any change in ownership interests and shall execute addenda to Appendix D as changes occur in order to ensure the information contained in Appendix D is true, accurate and complete at all times.

       The requirements of this Section B.C. shall apply only to Franchisee's Continuity Group (defined in Section 13.E.) if, as of the date of the first franchise-related agreement between Franchisee and HFS or one of its affiliates, Franchisee was a publicly-held entity (i.e., an entity that has a class of securities traded on a recognized securities exchange or quoted on the inter-dealer quotation sheets known as the "pink sheets"). If Franchisee becomes a publicly-held entity after that date, it shall thereafter be required to execute addenda to Appendix D only with respect to changes in ownership interests of members of the Continuity Group.

       D.           Restrictive Legend

       If Franchisee is a corporation, Franchisee shall maintain stop-transfer instructions against the transfer on its records of any voting securities, and each stock certificate of the corporation shall have conspicuously endorsed upon its face the following statement: "Any assignment or transfer of this stock is subject to the restrictions imposed on assignment by the Hardee's Restaurant Franchise Agreement(s) to which the corporation is a party." If Franchisee is a publicly-held corporation these requirements shall apply only to the stock owned by Franchisee's Continuity Group. If Franchisee is a limited liability company, each membership or management certificate or other evidence of interest in Franchisee shall have conspicuously endorsed upon its face the following statement: "Any assignment or transfer of an interest in this limited liability company is subject to the restrictions imposed on assignment by the Hardee's Restaurant Franchise Agreement(s) to which the limited liability company is a party." If Franchisee is a partnership, its written partnership agreement shall provide that ownership of an interest in the partnership is held subject to, and that further assignment or transfer is subject to, all restrictions imposed on assignment by this Agreement. If Franchisee is any other type of business entity, its organizational documents shall provide that an ownership interest in the business entity is held subject to, and further assignment or transfer is subject to, all restrictions imposed on assignment by this Agreement.

       E.           Continuity Group

       If Franchisee is a business entity, Appendix D lists those persons who comprise Franchisee's "Continuity Group." HFS and Franchisee acknowledge and agree that it is their intent that the members of the
Continuity Group include the Operating Principal (as defined in Section 13.G.) and (1) all holders of a legal or beneficial interest of 10% or more ("10% Owners") in Franchisee; (2) if Franchisee is a limited partnership, all 10% Owners of Franchisee's general partner; and (3) all 10% Owners of a corporation or limited liability company that owns a controlling interest in Franchisee. In the event of any change in the Continuity Group or in the ownership interests of any member of the Continuity Group, Franchisee shall execute addenda to Appendix D to reflect the change. If Franchisee is a corporation, the Continuity Group shall at all times own at least 51% of the voting securities of Franchisee; if Franchisee is a limited liability company, the Continuity Group shall at all times own at least 51% of the membership interests in Franchisee; and if Franchisee is any other type of business entity, the Continuity Group shall at all times have at least a 51% interest in the operating profits and losses and at least a 51% ownership interest in Franchisee.

       F.           Guarantees

       All members of the Continuity Group and their spouses, if applicable, shall jointly and severally guarantee Franchisee's payment and performance under this Agreement and shall bind themselves to the terms of this Agreement pursuant to the attached Guarantee and Assumption of Franchisee's Obligations ("Guarantee"). Unless Franchisee is a publicly-held entity, all of Franchisee's officers and directors and their spouses, if applicable, shall jointly and severally guarantee Franchisee's payment and performance under this Agreement and also shall bind themselves to the terms of this Agreement pursuant to the attached Guarantee. Notwithstanding the foregoing, HFS reserves the right, in its sole discretion, to waive the requirement that some or all of the previously described individuals execute the attached Guarantee and/or to limit the scope of the Guarantee. HFS reserves the right to require any guarantor to provide personal financial statements to HFS from time to time.

       With respect to 10% Owners, Franchisee acknowledges that, unless otherwise agreed to in writing by HFS, it is HFS' intent to have individuals (and not corporations, limited liability companies or other entities) execute the Guarantee. Accordingly, if any 10% Owner is not an individual, HFS shall have the right to have the Guarantee executed by individuals who have only an indirect ownership interest in Franchisee and their spouses, if applicable. (By way of example, if a 10% Owner of Franchisee is a corporation, HFS has the right to require that the Guarantee be executed by individuals who have an ownership interest in that corporation and their spouses, if applicable.)

       If Franchisee, any guarantor or any parent, subsidiary or affiliate of Franchisee holds any interest in other restaurants that are franchised by HFS or its affiliates, the party who owns that interest shall execute, concurrently with this Agreement, a form of cross-guarantee to HFS and its affiliates for the payment of all obligations for such restaurants, unless waived in writing by HFS in its sole discretion. For purposes of this Agreement, an affiliate of Franchisee is any company controlled, directly or indirectly, by Franchisee or Franchisee's parent or subsidiary.

       G.           Operating Principal

       If Franchisee is owned by more than one individual, Franchisee shall designate and retain an individual to serve as the Operating Principal. The Operating Principal as of the date of this Agreement is identified in Appendix D. The Operating Principal shall meet all of the following qualifications:

          (1)           The Operating Principal shall have at least a 10% equity ownership interest in Franchisee or, if Franchisee is a limited partnership, in Franchisee's general partner, unless this requirement is modified by HFS in its sole discretion. This Section I3.G.(1) shall not apply if Franchisee was a publicly-held entity or a wholly-owned subsidiary of a publicly-held entity as of the date of the first franchise-related agreement between Franchisee and HFS.

          (2)           The Operating Principal, at all times, shall be a member of the Continuity Group and, at a minimum, have full control over the day-to-day activities, including control over the standards of operations and  financial performance, of the Franchised Restaurant and those other restaurants (that are franchised by HFS or its affiliates) operated by Franchisee in the same geographic area as the Franchised Restaurant.

          (3)           Unless Franchisee has named, and HFS has approved, a Multi-Unit Manager, the Operating Principal shall devote full-time and best efforts to supervising the operation of the Franchised Restaurant and other restaurants operated by Franchisee in the same geographic area that are franchised by HFS or its affiliates and shall not engage in any other business or activity, directly or indirectly, that requires substantial management responsibility.

          (4)           Unless waived in writing by HFS, the Operating Principal shall maintain his primary residence within a reasonable driving distance of the Franchised Restaurant.

          (5)           The Operating Principal shall successfully complete the FMTP (either the full program or a modified version of the FMTP to meet the specific needs of the candidate, as deemed appropriate by HFS in its sole discretion) and any additional training required by HFS.

          (6)           HFS shall have approved the Operating Principal, and not have later withdrawn that approval.

       If the Operating Principal no longer meets these qualifications, Franchisee must provide HFS written notice designating a qualifled person to act as Operating Principal within 30 days after the date the prior Operating Principal ceases to be qualified. HFS shall advise Franchisee whether it has approved the new Operating Principal within a reasonable time after receipt of Franchisee's notice. If HFS does not approve the proposed Operating Principal, Franchisee will have 15 days from its receipt of notice of the decision to advise HFS in writing of another person to act as Operating Principal who satisfies the preceding qualifications.

       H.        Multi-Unit Manager

       If the Operating Principal devotes less than full time to supervising the operation of Franchisee's Franchised Restaurants and the other restaurants operated by Franchisee that are franchised by HFS or its affiliates in a particular geographic area, Franchisee also shall designate and retain one individual to serve as Multi-Unit Manager of Franchisee's Franchised Restaurants in the same geographic area under the supervision of the Operating Principal. The Multi-Unit Manager shall meet all of the following qualifications:

          (1)           The Multi-Unit Manager shall devote full time and best efforts to supervising the operation of the Franchised Restaurant, Franchisee's other Franchised Restaurants and other restaurants operated by Franchisee that are franchised by HFS or its affiliates in the same geographic area and shall not engage in any other business or activity, directly or indirectly, that requires substantial management responsibility.

          (2)           The Multi-Unit Manager shall successfully complete the FMTP and any additional training required by HFS.

          (3)   Unless waived in writing by HFS, the Multi-Unit Manager shall maintain his primary residence within a reasonable driving distance of the Franchised Restaurants he is supervising.

          (4)    HFS shall have approved the Multi-Unit Manager, and not have later withdrawn that approval.

       If the Multi-Unit Manager no longer qualifies as such, Franchisee shall designate another qualified person to act as Multi-Unit Manager within 30 days after the date the prior Multi-Unit Manager ceases to be qualified. Franchisee's designee to become the Multi-Unit Manager must successfully complete the FMTP and any additional training required by HFS.

14.           TRANSFERS BY HFS

    HFS shall have the absolute, unrestricted right, exercisable at any time, to transfer and assign all or any part of its rights and obligations under this Agreement to any person or legal entity without the consent of Franchisee.

15.           TRANSFERS BY FRANCHISEE

 Franchisee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Franchisee and that HFS has entered into this Agreement in reliance on Franchisee's business skill, financial capacity, personal character, experience and demonstrated or purported ability in developing and operating high quality foodservice operations. Accordingly, neither Franchisee nor any immediate or remote successor to any part of Franchisee's interest in this Agreement, nor any individual, partnership, corporation or other legal entity which directly or indirectly has an interest in Franchisee shall sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any interest in Franchisee, this Agreement, the Franchise, the Franchised Restaurant, the assets of the Franchised Restaurant, the Franchised Location or any other assets pertaining to Franchisee's operations under this Agreement (collectively "Transfer") without the prior written consent of HFS, unless otherwise permitted by this Section.

    Except as otherwise provided in this Agreement, any purported Transfer, by operation of law or otherwise, not having the prior written consent of HFS shall be null and void and shall constitute a material breach of this Agreement, for which HFS may terminate this Agreement without providing Franchisee an opportunity to cure the breach.

    B.           Franchisee shall advise HFS in writing of any proposed Transfer, submit (or cause the proposed transferee to submit) a franchise application for the proposed transferee, submit a copy of all contracts and all other agreements or proposals and submit all other information requested by HFS relating to the proposed Transfer. If HFS does not exercise its right of first refusal, the decision as to whether or not to approve a proposed Transfer shall be made by HFS in its sole discretion and shall include numerous factors deemed relevant by HFS. These factors may include, but will not be limited to, the following: (1) The proposed transferee (and if the proposed transferee is not a natural person, all persons that have any direct or indirect interest in the transferee as HFS may require) must demonstrate to HFS' satisfaction extensive experience in high quality restaurant operations of a character and complexity similar to Hardee's Restaurants; must meet the managerial, operational, experience, quality, character and business standards for a franchisee promulgated by HFS from time to time; must possess a good character, business reputation and credit rating; must have an organization whose management culture is compatible with HFS' management culture; and must have adequate financial resources and working capital to meet Franchisee's obligations under this Agreement.

       (2)           If the Transfer is a sale, the sales price shall not be so high, in HFS' reasonable judgment, as to jeopardize the ability of the transferee to develop, maintain, operate and promote the Franchised Restaurant and meet financial obligations to HFS, third party suppliers and creditors. HFS' decision with respect to a proposed Transfer shall not create any liability on the part of HFS: (a) to the transferee, if HFS approves the Transfer and the transferee experiences financial difficulties; or (b) to Franchisee or the proposed transferee, if HFS disapproves the Transfer. HFS, without any liability to Franchisee or the proposed transferee, has the right, in its sole discretion, to communicate and counsel with Franchisee and the proposed transferee regarding any aspect of the proposed Transfer.

       (3)           All of Franchisee's accrued monetary obligations to HFS and its affiliates (whether arising under this Agreement or otherwise) and all other outstanding obligations related to the Franchised Restaurant (including, but not limited to, bills from suppliers, taxes, judgments and any required governmental reports, returns, affidavits or bonds) have been satisfied or, in the reasonable judgment of HFS, adequately  provided for. HFS reserves the right to require that a reasonable sum of money be placed in escrow to ensure that all of these obligations are satisfied.

       (4)           Franchisee is not then in material default of any provision of this Agreement or any other agreement between Franchisee and HFS or its affiliates, is in good standing as a franchisee with HFS and its affiliates, is not in default beyond the applicable cure period under any real estate lease, equipment lease or financing instrument relating to the Franchised Restaurant and is not in default beyond the applicable cure period with any vendor or supplier to the Franchised Restaurant.

       (5)           Franchisee, all individuals who executed this Agreement and all guarantors of Franchisee's obligations must execute a general release and a covenant not to sue, in a form satisfactory to HFS, of any and all claims against HFS and its affiliates and their respective past and present officers, directors, shareholders, agents and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state and local laws, rules and ordinances, and claims arising out of, or relating to, this Agreement, any other agreements between Franchisee and HFS or its affiliates and Franchisee's operation of the Franchised Restaurant and all other restaurants operated by Franchisee that are franchised by HFS or its affiliates.

       (6)           Unless waived by HFS in its sole discretion, the transferee and those employees of the transferee designated by HFS shall complete the training provided in Sections 8.A.-B.

    C.           If HFS approves a proposed Transfer, prior to the Transfer becoming effective:

       (1)           The transferor shall pay HFS a nonrefundable Transfer fee in an amount not to exceed $2,500 in connection with HFS' review of the Transfer application.

       (2)           Franchisee and the proposed transferee shall execute, at HFS' election, an assignment agreement and any amendments to this Agreement deemed necessary or desirable by HFS to reflect the Transfer and/or HFS' then-current standard form of franchise agreement for an initial term ending on the expiration date of the Initial Term of this Agreement. In either event, a guarantee of the type required by Section 13.F. shall be executed by those individuals identified in Section 13.F. In addition, Franchisee, the proposed transferor and the proposed transferee shall sign all other documents and take such actions as HFS may require to protect HFS' rights under this Agreement.

       (3)           The transferor shall remain liable for all obligations to HFS incurred before the date of the Transfer and shall execute any and all instruments reasonably requested by HFS to evidence that liability.

    D.           If Franchisee is an individual or a partnership and desires to Transfer this Agreement to a corporation (or limited liability company) formed for the convenience of ownership, the requirements of Section 15.B. shall apply to such a Transfer; however, Franchisee will not be required to pay a Transfer fee. HFS' approval also will be conditioned on the following: (1) the corporation (or limited liability company) must be newly organized; (2) prior to the Transfer, HFS must receive a copy of the documents specified in Section 13.B. and the transferee shall comply with the remaining provisions of Section 13; and (3) Franchisee must own all voting securities of the corporation (or membership interests of the limited liability company) or, if Franchisee is owned by more than one individual, each person shall have the same proportionate ownership interest in the corporation (or the limited liability company) as prior to the Transfer.

    E.           Notwithstanding the provisions of Sections 15.A.and B., the issuance of options or the exercise of options pursuant to a qualified stock option plan or a qualified employee stock ownership plan shall not be considered a Transfer and shall not require the prior written approval of HFS; provided no more than a total of 49% of Franchisee's outstanding voting securities are subject to the qualified stock option plan or qualified employee stock ownership plan.

       F.           If Franchisee was a publicly-held entity as of the date of the first franchise-related agreement between Franchisee and HFS or its affiliates, Section 15.B. shall be applicable to transfers of ownership interests in Franchisee only if the proposed Transfer would result in: (1) 50% or more of Franchisee's voting securities being held by different shareholders than as of the date of the first franchise-related agreement between Franchisee and HFS or its affiliates; or (2) any change in ownership of Franchisee's voting securities whereby any existing shareholder of Franchisee acquires an additional 10% or more of Franchisee's voting securities; or (3) any change in the membership of the Continuity Group (unless such change is a permitted Transfer pursuant to Section 15.G.).

       G.           Notwithstanding the provisions of Sections 15.A. and B., HFS agrees that certain Transfers shall be permitted without HFS' prior written approval, provided all of the following conditions are satisfied:

          (1)           The Transfer is a transfer of:

             (a)           An ownership interest in Franchisee of 20% or less, provided that after the Transfer the Continuity Group owns at least 66% of all ownership interests in Franchisee; or

             (b)           Ownership interests in Franchisee following the death or permanent incapacity of a person with an ownership interest in Franchisee, provided that the Transfer is to the parent, sibling, spouse or children of that person or to a member of the Continuity Group.

          (2)           Franchisee provides HFS written notice of its intent to undertake the Transfer at least 30 days prior to the effective date of the Transfer, together with documents demonstrating that the Transfer meets this Section.

          (3)           At the time of Franchisee's notice to HFS, Franchisee is not in default of this Agreement or any other agreements between Franchisee and HFS or its affiliates.

          (4)           In connection with die Transfer, Franchisee and all persons who will have an ownership interest in Franchisee after the Transfer fully comply with the requirements of Section 13.

       H.     Franchisee shall not grant any security interest in its business, the Franchised Restaurant, the Franchised Location or the assets used in the operation of the Franchised Restaurant without HFS' prior written approval, which will not be unreasonably withheld. HFS' approval may be conditioned, in its sole discretion, on the written agreement by the secured party that, in the event of a default by Franchisee under any agreement related to the security interest, HFS shall have the right and option (but not the obligation) to purchase the rights of the secured party upon payment of all sums then due to die secured party. If Franchisee (or any person with a direct or indirect interest in Franchisee) finances any part of the price paid in connection with the Transfer, the person or entity providing the financing must agree that all obligations of the proposed transferee and any security interests retained in the assets being transferred, will be subordinate to the proposed transferee's obligations to: (1) pay all amounts due to HFS and its affiliates; and (2) otherwise comply with this Agreement and all other agreements with HFS or its affiliates.

       I.           Securities or partnership interests in Franchisee may be sold, by private or public offering, only with HFS' prior written consent (whether or not HFS' consent is required under any other provision of this Section). In addition to the requirements of Section 15.B., prior to the time that any public offering or private placement of securities or partnership interests in Franchisee is made available to potential investors, Franchisee, at its expense, shall deliver to HFS a copy of the offering documents. Franchisee, at its expense, also shall deliver to HFS an opinion of Franchisee's legal counsel and an opinion of one other legal counsel selected by HFS (both of which shall be addressed to HFS and in a form acceptable to HFS) that the offering documents properly use the Proprietary Marks and accurately describe Franchisee's relationship with HFS and/or its affiliates. The indemnification provisions of Section 22 shall also include any losses or expenses incurred by
HFS and/or its affiliates in connection with any statements made by or on behalf of Franchisee in any public offering or private placement of Franchisee's securities.

       J.           If any party holding any interest in Franchisee or in this Agreement receives a bona fide offer (as determined by HFS in its reasonable discretion) from a third party or otherwise desires to undertake any Transfer that would require HFS' approval (other than a Transfer for convenience of ownership pursuant to Section 15.D. or a Transfer of ownership interests to a parent, sibling, spouse or child), it shall notify HFS in writing of the terms of the proposed Transfer, and shall provide such information and documentation relating to the proposed Transfer as HFS may reasonably require. HFS or its designee may elect to purchase the interest that the seller proposes to Transfer any time within 30 days after receipt of written notification, and all documents and other information required by Section 15.B., by sending written notice to the seller that HFS or its designee intends to purchase the seller's interest on the same financial terms and conditions offered by the third party (except that HFS or its designee shall not be obligated to pay any finder's or broker's fees). In purchasing the interest, HFS or its designee shall be entitled to set off any monies owed to HFS or its affiliates by Franchisee and HFS or its designee shall be entitled to all customary representations and warranties that the assets are free and clear (or, if not, accurate and complete disclosure) as to: (1) ownership, condition and title; (2) liens and encumbrances; (3) environmental and hazardous substances; and (4) validity of contracts inuring to the purchaser or affecting the assets, whether contingent or otherwise.

       If the offer to Franchisee involves assets in addition to this Agreement, the Franchised Location, the Franchised Restaurant and other restaurants operated by Franchisee that are franchised by HFS or its affiliates, Franchisee's notice to HFS shall state the cash value of that portion of the offer received by Franchisee relating to this Agreement, the Franchised Location, the Franchised Restaurant and those other restaurants. If the proposed Transfer provides for payment of consideration other than cash or it involves intangible benefits, HFS or its designee may elect to purchase the interest proposed to be sold for the reasonable equivalent in cash. If the parties are unable to agree within 30 days on the reasonable equivalent in cash of the non-cash part of the offer received by Franchisee or the cash value of that portion of the offer received by Franchisee relating to this Agreement, the Franchised Location, the Franchised Restaurant and those other restaurants, the amount shall be determined by two professionally certified appraisers, Franchisee selecting one and HFS or its designee selecting one. If the higher appraisal is more than 10% greater than the other appraisal, the two appraisers shall select a third professionally certified appraiser who also shall determine the amount. The average value set by the appraisers (whether two or three appraisers as the case may be) shall be conclusive and HFS or its designee may exercise its right of first refusal within 30 days after being advised in writing of the decision of the appraisers. The cost of the appraisers shall be shared equally by the parties.

       HFS' failure to exercise its right of first refusal shall not constitute approval of the proposed Transfer nor a waiver of any other provision of this Section 15 with respect to a proposed Transfer. If HFS does not exercise its right of first refusal, Franchisee may not thereafter Transfer the interest at a lower price or on more favorable terms than those that have been offered to HFS. HFS shall again be given a right of first refusal if a transaction does not close within 6 months after HFS elected not to exercise its right of first refusal. In no event shall Franchisee offer the interest for sale or transfer at public auction, nor at any time shall an offer be made to the public to sell, transfer or assign, through any advertisement, either in the newspapers or otherwise, without first having obtained the written approval of HFS to the auction or advertisement.

       K. HFS' consent to any Transfer shall not constitute a waiver of any claims HFS may have against the transferring party, nor shall it be deemed a waiver of HFS' right to demand exact compliance with any of the terms of this Agreement by the transferee, nor will it be deemed a waiver of HFS' right to give or withhold approval to future Transfers.

16.       GENERAL RELEASE

    Franchisee (on behalf of itself and its subsidiaries and affiliates), all individuals who execute this Agreement and all guarantors of Franchisee's obligations under this Agreement freely and without any influence  forever release and covenant not to sue HFS, its parent, subsidiaries and affiliates and their respective past and present officers, directors, shareholders, agents and employees, in their corporate and individual capacities, from any and all claims, demands, liabilities and causes of action of whatever kind or nature, whether known or unknown, vested or contingent, suspected or unsuspected (collectively "claims"), which Franchisee or any guarantor now own or hold or may in the future own or hold based on, arising out of or relating to, in whole or in part, any fact, event, conduct or omission occurring on or before the date of this Agreement, including, without limitation, claims arising under federal, state and local laws, rules and ordinances, claims for contribution, indemnity and/or subrogation and claims arising out of, or relating to this Agreement and all other agreements between Franchisee and/or any guarantor and HFS or its parent, subsidiaries or affiliates, the sale of a franchise to Franchisee, the development and operation of the Franchised Restaurant and the development and operation of all other restaurants operated by Franchisee or any guarantor that are franchised by HFS or its parent, subsidiaries or affiliates. Franchisee and all guarantors agree that fair consideration has been given by HFS for this release and they fully understand that this is a negotiated, complete and final release of all claims. This release does not include a release of claims arising from representations in the Hardee's Franchise Disclosure Document provided to Franchisee.

17.       COVENANTS

    A.            Best Efforts

    During the term of this Agreement, Franchisee and the Operating Principal shall devote their best efforts to the development, management and operation of the Franchised Restaurant.

    B.            Confidentiality

    Franchisee acknowledges and agrees that: (1) HFS owns all right, title and interest in and to the System; (2) the System includes trade secrets and confidential and proprietary information and know-how that gives HFS a competitive advantage; (3) HFS has taken all measures appropriate to protect the trade secrets and the confidentiality of the proprietary information and know-how of the System; (4) all material or other information now or hereafter provided or disclosed to Franchisee regarding the System is disclosed in confidence; (5) Franchisee has no right to disclose any part of the System to anyone who is not an employee of Franchisee; (6) Franchisee will disclose to its employees only those parts of the System that an employee needs to know; (7) Franchisee will have a system in place to ensure that its employees keep confidential HFS' trade secrets and confidential and proprietary information, and, if requested by HFS, Franchisee shall obtain from those of its employees designated by HFS an executed Confidential Disclosure Agreement in the form prescribed by HFS; (8) by entering into this Agreement, Franchisee does not acquire any ownership interest in the System; and (9) Franchisee's use or duplication of the System or any part of the System in any other business, or disclosure of any part of the System to others for use or duplication in any other business, would constitute an unfair method of competition, for which HFS would be entitled to all legal and equitable remedies, including injunctive relief, without posting a bond.

    Franchisee shall not, during the term of this Agreement or at any time thereafter, communicate or disclose any trade secrets or confidential or proprietary information or know-how of the System to any unauthorized person, or do or perform, directly or indirectly, any other acts injurious or prejudicial to any of the Proprietary Marks or the System. Any and all information, knowledge, know-how and techniques, including all drawings, materials, equipment, specifications, recipes, techniques and other data that HFS or its affiliates designate as confidential shall be deemed confidential for purposes of this Agreement.

       C.            Restrictions

       (1)     Franchisee acknowledges and agrees that: (a) pursuant to this Agreement, Franchisee will have access to valuable trade secrets, specialized training and other confidential information from HFS and/or its affiliates regarding the development, operation, product preparation and sales, market and operations  research, advertising and marketing plans and strategies, purchasing, sales and marketing methods and techniques of HFS and its affiliates and the System; (b) the know-how regarding the System and the opportunities, associations and experience acquired by Franchisee pursuant to this Agreement are of substantial value; (c) in developing the System, HFS and its affiliates have made substantial investments of time, effort, and money; (d) HFS would be unable adequately to protect the System and its trade secrets and confidential and proprietary information against unauthorized use or disclosure and would be unable adequately to encourage a free exchange of ideas and information among operators of Hardee's Restaurants if franchisees or developers were permitted to engage in the activities described in Sections l7.C.(2)(a) and (b) or to hold interests in the businesses described in Sections 17.C.(2)(c) and (3); (e) all restaurants operating in a quick-service format are substantial and direct competitors of the System; and (f) the restrictions on Franchisee's right to hold interests in, or perform services for, the businesses described in Sections 17.C.(2)(c) and (3) will not unduly limit its activities.

       (2)           Accordingly, Franchisee covenants and agrees that, except with HFS' prior written consent, during the term of this Agreement, and for a period of 2 years following its expiration, transfer, or termination, Franchisee shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with, any person, firm, partnership, corporation, or other entity:

          (a)           Divert or attempt to divert any business or customer, or potential business or customer, of any Hardee's Restaurant to any competitor, by direct or indirect inducement or otherwise.

          (b)           Knowingly employ or seek to employ any person then employed by HFS or any franchisee of HFS as a shift leader or higher, or otherwise directly or indirectly induce such person to leave his or her employment.

          (c)           Own, maintain, operate, engage in, grant a franchise to, advise, help, make loans to, lease property to or have any interest in, either directly or indirectly, any restaurant business: (i) whose sales of Designated Entree Items (as defined below) during any daypart are reasonably likely to account collectively for 20% or more of the restaurant's sales of all entree items during that daypart; (ii) that features or promotes any Designated Entree Item in its advertising; or (iii) that operates in a quick-service format (with or without table service). For purposes of the previous sentence, the term "Designated Entree Items" means any hamburger sandwich, chicken sandwich, breakfast sandwich and any other entree item of a type designated by HFS as part of the System at any time during the term of this Agreement. During the term of this Agreement, there is no geographical limitation on this restriction. Following the expiration, transfer or termination of this Agreement, this restriction shall apply to any restaurant business located within a 2-mile radius of the Franchised Location or within a 2-mile radius of any then-existing Hardee's Restaurant. This restriction shall not apply to Franchisee's existing restaurant or foodservice operations, if any, which are identified in Appendix A, nor shall it apply to other restaurants operated by Franchisee that are franchised by HFS or its affiliates.

        If any part of these restrictions is found to be unreasonable in time or distance, each month of time or mile of distance may be deemed a separate unit so that the time or distance may be reduced by appropriate order of the court to that deemed reasonable. If, at any time during the 2-year period following the expiration or earlier termination of this Agreement, Franchisee fails to comply with its obligations under this Section, that period of noncompliance will not be credited toward Franchisee's satisfaction of the 2-year obligation.

       (3)           Franchisee acknowledges that the Franchised Location will itself acquire goodwill associated with the System and that it would be difficult for HFS to ascertain that Franchisee has no interest in the operation by a third party of a restaurant concept at that location that would, if operated by Franchisee, violate the restrictions of this Section 17. Accordingly, Franchisee further covenants and agrees that, during the term of this Agreement and for a period of 2 years following the expiration or earlier termination of this Agreement, Franchisee shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, firm, partnership, corporation, or other entity, sell, assign, lease or transfer the Franchised Location to any person, firm, partnership, corporation, or other entity which Franchisee knows, or has reason to know, intends to operate a restaurant business at the Franchised Location that would violate Section 17.C.(2)(c) if operated by Franchisee. Franchisee, by the terms of any conveyance selling, assigning, leasing or transferring its interest in the Franchised Location, shall include such restrictive covenants as are necessary to ensure that a restaurant business that would violate Section 17.C.(2)(c) if operated by Franchisee is not operated at the Franchised Location for this 2 year period, and Franchisee shall take all steps necessary to ensure that these restrictive covenants become a matter of public record.

       D.           Modification

       HFS shall have the right, in its sole discretion, to reduce the scope of any covenant in this Section 17 effective immediately upon Franchisee's receipt of written notice, and Franchisee agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 25.

       E.           Applicability

       The restrictions contained in this Section 17 shall apply to Franchisee and all guarantors of Franchisee's obligations. With respect to each guarantor, these restrictions shall apply until 2 years after the earlier of: (i) the expiration, transfer, or termination of this Agreement; or (ii) the date the guarantor ceases to be the Operating Principal or an officer, stockholder, director, member of the Continuity Group or a 10% Owner (or, if a guarantor is the spouse of a person holding one or more of these positions, the date the person ceases to hold the applicable positions). The restrictions contained in this Section 17 shall not apply to ownership of less than a 5% legal or beneficial ownership in the outstanding equity securities of any publicly held corporation. The existence of any claim Franchisee or any guarantor of Franchisee's obligations may have against HFS or its affiliates, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by HFS of the covenants in this Section 17.

       At HFS' request, unless otherwise prohibited by law, Franchisee will obtain covenants similar in substance to those set forth in this Section 17 from any of its stockholders, directors, officers, or restaurant managers and from family members of guarantors.

       F.           Injunctive Relief

       Franchisee acknowledges and agrees that violation of the covenants contained in this Section 17 will result in immediate and irreparable injury to HFS for which money damages are not an adequate remedy. Therefore, in addition to being responsible for any damages caused to HFS arising from Franchisee's violation of this Section 17, HFS shall be entitled to seek the entry of an injunction prohibiting any conduct by Franchisee in violation of this Section 17.

18.       TERMINATION

       A.        Termination Without Cure Period

       In addition to the grounds for termination that may be stated elsewhere in this Agreement, HFS may terminate this Agreement, and the rights granted by this Agreement, upon written notice to Franchisee without an opportunity to cure upon the occurrence of any of the following events:

          (1)           Franchisee ceases to continuously operate the Franchised Restaurant for a period in excess of 5 consecutive days, unless the closing is due to an act of God, fire or other natural disaster or is approved in writing in advance by HFS.

          (2)           Franchisee is insolvent or is unable to pay its creditors (including HFS); files a petition in bankruptcy, an arrangement for the benefit of creditors or a petition for reorganization; there is filed against Franchisee a petition in bankruptcy, an arrangement for the benefit of creditors or petition for reorganization,  which is not dismissed within 60 days of the filing; Franchisee makes an assignment for the benefit of creditors; or a receiver or trustee is appointed for Franchisee and not dismissed within 60 days of the appointment.

                                      (3)           Execution is levied against Franchisee's business or property; suit to foreclose any lien or mortgage against the premises or equipment of the Franchised Restaurant is instituted against Franchisee and is not dismissed within 60 days; or the real or personal property of the Franchised Restaurant shall be sold after levy thereupon by any sheriff, marshal or constable. (4) There is a material breach by Franchisee of any obligation under Section 17.

                                      (5)           Any Transfer that requires HFS' prior written approval occurs without Franchisee having obtained that prior written approval.

                                      (6)    HFS discovers that Franchisee made a material misrepresentation or omitted a material fact in the information that was furnished to HFS in connection with its decision to enter into this Agreement.

                                      (7)           Franchisee knowingly falsifies any report required to be furnished HFS or makes any material misrepresentation in its dealings with HFS or fails to disclose any material facts to HFS.

                                      (8)           Franchisee fails to open the Franchised Restaurant for business within 60 days after HFS first authorizes the opening of the Franchised Restaurant.

    (9)   HFS makes a reasonable determination that continued operation of the Franchised Restaurant by Franchisee will result in an imminent danger to public health or safety.

                                      (10)   Franchisee loses possession of the Franchised Location through its own fault or its failure to extend the lease for the Franchised Location through the Initial Term of this Agreement.

                                      (11)   Franchisee, the Operating Principal, any stockholder, member, partner, director or officer of Franchisee, any member of the Continuity Group or any 10% Owner is convicted of, or pleads no contest to, a felony charge; a crime involving moral turpitude; or any other crime or offense that is reasonably likely, in the sole opinion of HFS, to adversely affect HFS, its affiliates or the System.

                                      (12)    There is a material breach of any representation or warranty set forth in Section 29.G.-H.

                                      (13)    Franchisee, the Operating Principal, any member of the Continuity Group or any 10% Owner remains in default beyond the applicable cure period under any other agreement with HFS or its affiliates (provided that, if the default is not by Franchisee, Franchisee is given written notice of the default and a 30 day period to cure the default), or Franchisee remains in default beyond the applicable cure period under any real estate lease, equipment lease, or financing instrument relating to the Franchised Restaurant, or Franchisee remains in default beyond the applicable cure period with any vendor or supplier to the Franchised Restaurant, or Franchisee fails to pay when due any taxes or assessments relating to the Franchised Restaurant or its employees, unless Franchisee is actively prosecuting or defending the claim or suit in a court of competent jurisdiction or by appropriate government administrative procedure or by arbitration or mediation conducted by a recognized alternative dispute resolution organization.

       B.        Termination Following Expiration of Cure Period

          (1)   Except for those items listed in preceding Section 18.A., Franchisee shall have 30 days after written notice of default from HFS within which to remedy the default and provide evidence of that remedy to HFS. If any such default is not cured within that time, this Agreement shall terminate without further notice to Franchisee effective immediately upon expiration of that time, unless HFS notifies Franchisee otherwise in writing. Notwithstanding the foregoing, if the default cannot be corrected within 30 days, Franchisee shall have  such additional time to correct the default as reasonably required (not to exceed 90 days) provided that Franchisee begins taking the actions necessary to correct the default during the 30 day cure period and diligently and in good faith pursues those actions to completion. Franchisee will be in default under this Section 18.B.(1) for any failure to materially comply with any of the requirements imposed by this Agreement, the Manual or otherwise in writing, or to carry out the terms of this Agreement in good faith.

           (2)           Notwithstanding the provisions of preceding Section 18.B.(1), if Franchisee defaults in the payment of any monies owed to HFS or its affiliates when such monies become due and payable and Franchisee fails to pay such monies within 10 days after receiving written notice of default, then this Agreement will terminate effective immediately upon expiration of that time, unless HFS notifies Franchisee otherwise in writing.

           (3)           If Franchisee has received 2 or more notices of default within the previous 12 months, HFS shall be entitled to send Franchisee a notice of termination upon Franchisee's next default within that 12 month period under this Section 18.B. without providing Franchisee an opportunity to remedy the default.

          (4)           In addition to the other provisions of this Section 18.B, if HFS reasonably determines that Franchisee becomes or will become unable to meet its obligations to HFS or its affiliates under this Agreement, HFS may provide Franchisee written notice to that effect and demand that Franchisee provide those assurances reasonably designated by HFS, which may include security or letters of credit for the payment of Franchisee's obligations to HFS and its affiliates. If Franchisee fails to provide the assurances demanded by HFS within 30 days after its receipt of written notice from HFS, this Agreement shall terminate without further notice to Franchisee effective immediately upon expiration of that time, unless HFS notifies Franchisee otherwise in writing.

       C.           Termination Following Inspection

      HFS shall have the right to periodically conduct inspections of the Franchised Restaurant to evaluate Franchisee's compliance with the System and this Agreement. Following each inspection, HFS will provide Franchisee an inspection report listing Franchisee's score on the inspection and those conditions at the Franchised Restaurant that must be rectified. If Franchisee fails to achieve a passing score on an inspection, the inspection report shall constitute a notice of default. If Franchisee fails to achieve a passing score on the next inspection (which shall be conducted at least 30 days after Franchisee's receipt of the inspection report for the prior inspection), HFS may terminate this Agreement, without opportunity to cure, by providing Franchisee written notice of termination along with the inspection report.

       D.           Statutory Limitations

       If any valid, applicable law or regulation of a competent governmental authority with jurisdiction over this Agreement requires a notice or cure period prior to termination longer than set forth in this Section, this Agreement will be deemed amended to conform to the minimum notice or cure period required by the applicable law or regulation.

19.        OBLIGATIONS ON TERMINATION OR EXPIRATION

    Upon termination or expiration of this Agreement:

       A.           Franchisee shall immediately cease operating the Franchised Restaurant.

       B.           Franchisee immediately shall pay HFS and its affiliates all sums due and owing HFS or its affiliates related to the Franchised Restaurant.

       C.           Franchisee promptly shall return to HFS the Manual, any copies of the Manual and all other materials and information furnished by HFS and Franchisee promptly shall return to HFS, in good condition and repair excepting normal wear and tear, all computer software, disks, tapes and other magnetic storage media.

       D.           Franchisee and all persons and entities subject to the covenants contained in Section 17 shall continue to abide by those covenants and shall not, directly or indirectly, take any action that violates those covenants.

       E.           Franchisee immediately shall discontinue all use of the Proprietary Marks in connection with the Franchised Restaurant and of any and all items bearing the Proprietary Marks; remove the Proprietary Marks from the Franchised Restaurant and from clothing, signs, materials, motor vehicles and other items owned or used by Franchisee in the operation of the Franchised Restaurant; cancel all advertising for the Franchised Restaurant that contains the Proprietary Marks (including telephone directory listings); and take such action as may be necessary to cancel any filings or registrations for the Franchised Restaurant that contain any Proprietary Marks.

       F.           Franchisee promptly shall make such alterations and modifications to the Franchised Location as may be necessary to clearly distinguish to the public the Franchised Location from its former appearance and also make those specific additional changes as HFS may request for that purpose. If Franchisee fails to promptly make these alterations and modifications, HFS shall have the right (at Franchisee's expense, to be paid upon Franchisee's receipt of an invoice from HFS) to do so without being guilty of trespass or other tort.

       G.           Franchisee shall furnish HFS, within 30 days after the effective date of termination or expiration, evidence (certified to be true, complete, accurate and correct by the chief executive officer of Franchisee, if Franchisee is a corporation; by a manager of Franchisee, if Franchisee is a limited liability company; or by a general partner of Franchisee, if Franchisee is a partnership; or by a person authorized in Franchisee's organizational documents, if Franchisee is any other type of business entity) satisfactory to HFS of Franchisee's compliance with Sections 19.A. through 19.F.

       H.     Franchisee shall not, except with respect to a restaurant franchised by HFS or its affiliates which is then open and operating pursuant to an effective franchise agreement or a restaurant franchised by HFS or its affiliates for which there is an effective commitment agreement: (1) operate or do business under any name or in any manner that might tend to give the public the impression that Franchisee is connected in any way with HFS or its affiliates or has any right to use the System or the Proprietary Marks; (2) make, use or avail itself of any of the materials or information furnished or disclosed by HFS or its affiliates under this Agreement or disclose or reveal any such materials or information or any portion thereof to anyone else; or (3) assist anyone not licensed by HFS or its affiliates to construct or equip a foodservice outlet substantially similar to a Hardee's Restaurant.

20.       OPTION TO PURCHASE

       A.     Upon the expiration or termination of this Agreement for any reason, HFS will have the option to purchase from Franchisee some or all of the assets used in the Franchised Restaurant ("Assets"). HFS may exercise its option by giving written notice to Franchisee at any time following such expiration or termination up until 30 days after the later of: (1) the effective date of termination or expiration; or (2) the date Franchisee ceases to operate the Franchised Restaurant. As used in this Section 20, "Assets" shall mean and include, without limitation, leasehold improvements, equipment, vehicles, furnishings, fixtures, signs and inventory (non-perishable products, materials and supplies) used in the Franchised Restaurant, and the real estate fee simple or the lease or sublease for the Franchised Location. HFS shall be entitled to the entry of interlocutory and permanent orders of specific performance by a court of competent jurisdiction if Franchisee fails or refuses to timely meet its obligations under this Section 20.

       B.           HFS shall have the unrestricted right to assign this option to purchase the Assets. HFS or its assignee shall be entitled to all customary representations and warranties that the Assets are free and clear (or, if not, accurate and complete disclosure) as to: (1) ownership, condition and title; (2) liens and encumbrances; (3) environmental and hazardous substances; and (4) validity of contracts and liabilities inuring to HFS or affecting the Assets, whether contingent or otherwise.

       C.           The purchase price for the Assets ("Purchase Price") shall be their fair market value, (or, for leased assets, the fair market value of Franchisee's lease) determined as of the effective date of purchase in a manner that accounts for reasonable depreciation and condition of the Assets; provided, however, that the Purchase Price shall take into account the termination of this Agreement. Further, the Purchase Price for the Assets shall not contain any factor or increment for any trademark, service mark or other commercial symbol used in connection with the operation of the Franchised Restaurant nor any goodwill or "going concern" value for the Franchised Restaurant. HFS may exclude from the Assets purchased in accordance with this Section any equipment, vehicles, furnishings, fixtures, signs, and inventory that are not approved as meeting then-current standards for a Hardee's Restaurant or for which Franchisee cannot deliver a Bill of Sale in a form satisfactory to HFS.

       D.           If HFS and Franchisee are unable to agree on the fair market value of the Assets within 30 days after Franchisee's receipt of HFS' notice of its intent to exercise its option to purchase the Assets, the fair market value shall be determined by two professionally certified appraisers, Franchisee selecting one and HFS selecting one. If the higher appraisal is more than 10% greater than the other appraisal, the two appraisers shall select a third professionally certified appraiser who also shall appraise the fair market value of the Assets. The average value set by the appraisers (whether two or three appraisers as the case may be) shall be conclusive and shall be the Purchase Price.

       E.           The appraisers shall be given full access to the Franchised Restaurant, the Franchised Location and Franchisee's books and records during customary business hours to conduct the appraisal and shall value the leasehold improvements, equipment, furnishings, fixtures, signs and inventory in accordance with the standards of this Section 20. The appraisers' fees and costs shall be borne equally by HFS and Franchisee.

       F.           Within 10 days after the Purchase Price has been determined, HFS may exercise its option to purchase the Assets by so notifying Franchisee in writing ("HFS' Purchase Notice"). The Purchase Price shall be paid in cash or cash equivalents at the closing of the purchase ("Closing"), which shall take place no later than 60 days after the date of HFS' Purchase Notice. From the date of HFS' Purchase Notice until Closing:

          (1)     Franchisee shall operate the Franchised Restaurant and maintain the Assets in the usual and ordinary course of business and maintain in full force all insurance policies required under this Agreement; and

          (2)           HFS shall have the right to appoint a manager, at HFS' expense, to control the day-to day operations of the Franchised Restaurant and Franchisee shall cooperate, and instruct its employees to cooperate, with the manager appointed by HFS. Alternatively, HFS may require Franchisee to close the Franchised Restaurant during such time period without removing any Assets from the Franchised Restaurant.

       G.           For a period of 30 days after the date of HFS' Purchase Notice ("Due Diligence Period"), HFS shall have the right to conduct such investigations as it deems necessary and appropriate to determine: (1) the ownership, condition and title of the Assets; (2) liens and encumbrances on the Assets; (3) environmental and hazardous substances at or upon the Franchised Location; and (4) the validity of contracts and liabilities inuring to HFS or affecting the Assets, whether contingent or otherwise. Franchisee will afford HFS and its representatives access to the Franchised Restaurant and the Franchised Location at all reasonable times for the purpose of conducting inspections of the Assets; provided that such access does not unreasonably interfere with Franchisee's operation of the Franchised Restaurant.

       H.           During the Due Diligence Period, at its sole option and expense, HFS may (1) cause the title to the Assets that consist of real estate interests ("Real Estate Assets") to be examined by a nationally recognized title company and conduct lien searches as to the other Assets; (2) procure ''AS BUILT" surveys of the Real Estate Assets; (3) procure environmental assessments and testing with respect to the Real Estate Assets; and/or (4) inspect the Assets that consist of leasehold improvements, equipment, vehicles, furnishings, fixtures, signs and inventory ("Fixed Assets") to determine if the Fixed Assets are in satisfactory working condition. Prior to the end of the Due Diligence Period, HFS shall notify Franchisee in writing of any objections that HFS has to any finding disclosed in any title or lien search, survey, environmental assessment or inspection. If Franchisee cannot or elects not to correct any such title defect, environmental objection or defect in the working condition of the Fixed Assets, HFS will have the option to either accept the condition of the Assets as they exist or rescind its option to purchase on or before the Closing.

       I.           Prior to the Closing, Franchisee and HFS shall comply with all applicable legal requirements, including the bulk sales provisions of the Uniform Commercial Code of the state in which the Franchised Restaurant is located and the bulk sales provisions of any applicable tax laws and regulations. Franchisee shall, prior to or simultaneously with the Closing, pay all tax liabilities incurred in connection with the operation of the Franchised Restaurant prior to Closing. HFS shall have the right to set off against and reduce the Purchase Price by any and all amounts owed by Franchisee to HFS, and the amount of any encumbrances or liens against the Assets or any obligations assumed by HFS.

       J.            If the Franchised Location is leased, HFS agrees to use reasonable efforts to effect a termination of the existing lease for the Franchised Location. If the lease for the Franchised Location is assigned to HFS or HFS subleases the Franchised Location from Franchisee, HFS will indemnify and hold Franchisee harmless from any ongoing liability under the lease from the date HFS assumes possession of the Franchised Location, and Franchisee will indemnify and hold HFS harmless from any liability under the lease prior to and including that date.

       K.           If Franchisee owns the Franchised Location, HFS, at its option, will either purchase the fee simple interest or, upon purchase of the other Assets, enter into a standard lease with Franchisee on terms comparable to those for which similar commercial properties in the area are then being leased. The initial term of this lease with Franchisee shall be at least 10 years with 4 options to renew of 5 years each and the rent shall be the fair market rental value of the Franchised Location. If Franchisee and HFS cannot agree on the fair market rental value of the Franchised Location, then appraisers (selected in the manner described in Section 20.D.) shall determine the rental value.

       L.           At the Closing, Franchisee shall deliver instruments transferring to HFS or its assignee: (1) good and merchantable title to the Assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to HFS or its assignee), with all sales and other transfer taxes paid by the Franchisee; (2) all licenses and permits for the Franchised Restaurant that may be assigned or transferred, with appropriate consents, if required; and (3) the lease or sublease for the Franchised Location, with appropriate consents, if required. If Franchisee cannot deliver clear title to all of the purchased Assets as indicated in this Section, or if there are other unresolved issues, the Closing shall be accomplished through an escrow.

21.           RELATIONSHIP OF THE PARTIES

       This Agreement does not create a fiduciary or other special relationship between the parties. No agency, employment, or partnership is created or implied by the terms of this Agreement, and Franchisee is not and shall not hold itself out as agent, legal representative, partner, subsidiary, joint venturer or employee of HFS or its affiliates. Franchisee shall have no right or power to, and shall not, bind or obligate HFS or its affiliates in any way or manner, nor represent that Franchisee has any right to do so. Franchisee shall not issue any press releases without the prior written approval of HFS.

       Franchisee is an independent contractor and is solely responsible for all aspects of the development and operation of the Franchised Restaurant, subject only to the conditions and covenants established by this Agreement. Without limiting the generality of the foregoing, Franchisee acknowledges that HFS has no responsibility to ensure that the Franchised Restaurant is developed and operated in compliance with all applicable laws, ordinances and regulations and that HFS shall have no liability in the event the development or operation of the Franchised Restaurant violates any law, ordinance or regulation.

       The sole relationship between Franchisee and HFS is a commercial, arms' length business relationship and, except as provided in Section 22, there are no third party beneficiaries to this Agreement. Franchisee's business is, and shall be kept, totally separate and apart from any that may be operated by HFS. In all public records, in relationships with other persons, and on letterheads and business forms, Franchisee shall indicate its independent ownership of the Franchised Restaurant and that Franchisee is solely a franchisee of HFS. Franchisee shall post a sign in a conspicuous location in the Franchised Restaurant which will contain Franchisee's name and state that the Franchised Restaurant is independently owned and operated by Franchisee under a franchise agreement with HFS.

22.            INDEMNIFICATION

 Franchisee and all guarantors of Franchisee's obligations under this Agreement shall, at all times, indemnify, defend (with counsel reasonably acceptable to HFS), and hold harmless (to the fullest extent permitted by law) HFS and its affiliates, and their respective successors, assigns, past and present stockholders, directors, officers, employees, agents and representatives (collectively "Indemnitees") from and against all "losses and expenses" (as defined below) incurred in connection with any action, suit, proceeding, claim, demand, investigation, inquiry (formal or informal), judgment or appeal thereof by or against Indemnitees or any settlement thereof (whether or not a formal proceeding or action had been instituted), arising out of or resulting from or connected with Franchisee's activities under this Agreement. Franchisee promptly shall give HFS written notice of any such action, suit, proceeding, claim, demand, inquiry or investigation filed or instituted against Franchisee and, upon request, shall furnish HFS with copies of any documents from such matters as HFS may request.

       At Franchisee's expense and risk, HFS may elect to assume (but under no circumstances will HFS be obligated to undertake), the defense and/or settlement of any action, suit, proceeding, claim, demand, investigation, inquiry, judgment or appeal thereof subject to this indemnification. Such an undertaking shall, in no manner or form, diminish Franchisee's obligation to indemnify and hold harmless HFS and Indemnitees. HFS shall not be obligated to seek recoveries from third parties or otherwise mitigate losses.

       B.           As used in this Section, the phrase "losses and expenses" shall include, but not be limited to, all losses; compensatory, exemplary and punitive damages; fines; charges; costs; expenses; lost profits; reasonable attorneys' fees; expert witness fees; court costs; settlement amounts; judgments; compensation for damages to HFS' reputation and goodwill; costs of or resulting from delays; financing; costs of advertising material and media time/space and the costs of changing, substituting or replacing the same; and any and all expenses of recall, refunds, compensation, public notices and other such amounts incurred in connection with the matters described.

23.            CONSENTS, APPROVALS AND WAIVERS

 Whenever this Agreement requires the prior approval or consent of HFS, Franchisee shall make a timely written request to HFS therefor; and any approval or consent received, in order to be effective and binding upon HFS, must be obtained in writing and be signed by an authorized officer of HFS.

 HFS makes no warranties or guarantees upon which Franchisee may rely by providing any waiver, approval, consent or suggestion to Franchisee in connection with this Agreement, and assumes no liability or obligation to Franchisee therefor, or by reason of any neglect, delay, or denial of any request therefor. HFS shall not, by virtue of any approvals, advice or services provided to Franchisee, assume responsibility or liability to Franchisee or to any third parties to which HFS would not otherwise be subject.

       C.           No failure of HFS to exercise any power reserved to it by this Agreement or to insist upon strict compliance by Franchisee with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms of this Agreement, shall constitute a waiver of HFS' right to demand exact compliance with any of the terms of this Agreement. A waiver by HFS of any particular default by Franchisee shall not affect or impair HFS' rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of HFS to exercise any power or right arising out of any breach or default by Franchisee of any of the terms, provisions or covenants of this Agreement affect or impair HFS' right to exercise the same, nor shall such constitute a waiver by HFS of any right hereunder, or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by HFS of any payments due to it hereunder shall not be deemed to be a waiver by HFS of any preceding breach by Franchisee of any terms, covenants or conditions of this Agreement.

24.           NOTICES

    No notice, demand, request or other communication to the parties shall be binding upon the parties unless the notice is in writing, refers specifically to this Agreement and is addressed to: (A) if to Franchisee, addressed to Franchisee at the notice address set forth in Appendix A; and (B) if to HFS, addressed to HFS at its principal offices, current address: 100 N. Broadway, Suite 1200, St. Louis, Missouri 63102 (marked Attn: General Counsel) (Facsimile: (314) 621-3715). Any party may designate a new address for notices by giving written notice of the new address pursuant to this Section. Notices shall be effective upon receipt (or first rejection) and may be: (I) delivered personally; (2) transmitted by facsimile or electronic mail to the number(s) set forth above (or in Appendix A) with electronic confirmation of receipt; (3) mailed in the United States mail, postage prepaid, certified mail, return receipt requested; or (4) mailed via overnight courier.

25.           ENTIRE AGREEMENT

HFS and Franchisee acknowledge that each element of this Agreement is essential and material and that, except as otherwise provided in this Agreement, the parties shall deal with each other in good faith. This Agreement, the Manual, the documents referred to herein, and the attachments hereto, constitute the entire, full and complete agreement between the parties concerning Franchisee's rights, and supersede any and all prior or contemporaneous negotiations, discussions, understandings or agreements. There are no other representations, inducements, promises, agreements, arrangements, or undertakings, oral or written, between the parties relating to the matters covered by this Agreement other than those set forth in this Agreement and in the attachments. No obligations or duties that contradict or are inconsistent with the express terms of this Agreement may be implied into this Agreement. Except as expressly set forth herein, no amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed in writing. Notwithstanding the foregoing, nothing in this Agreement is intended to disclaim any representation made in the Hardee's Franchise Disclosure Document provided to Franchisee.

26.           SEVERABILITY AND CONSTRUCTION

      A.          Each article, paragraph, subparagraph, term and condition of this Agreement, and any portions thereof, will be considered severable. If, for any reason, any portion of this Agreement is determined to be invalid, contrary to, or in conflict with, any applicable present or future law, rule or regulation in a final, unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which HFS is a party, that ruling will not impair the operation of, or have any other effect upon, any other portions of this Agreement; all of which will remain binding on the parties and continue to be given full force and effect.

       B.           Except as otherwise provided in Section 22, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Franchisee and HFS and its affiliates and such of their heirs, successors and assigns, any rights or remedies under or by reason of this Agreement.

       C.           Franchisee expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law that is subsumed within the terms of any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions of this Agreement any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which HFS is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

       D.           No provision of this Agreement shall be interpreted in favor of, or against, any party because of the party that drafted this Agreement.

       E.           Whenever HFS has expressly reserved in this Agreement a right and/or discretion to take or withhold an action, or to grant or decline to grant Franchisee a right to take or withhold an action, except as otherwise expressly and specifically provided in this Agreement, HFS may make such decision or exercise its right and/or discretion on the basis of its judgment of what is in its best interests. This also applies if HFS is deemed to have a right and/or discretion. HFS' judgment of what is in the best interests of the System, at the time its decision is made or its right or discretion is exercised, can be made without regard to whether: (1) other reasonable alternative decisions or actions, or even arguably preferable alternative decisions or actions, could have been made by HFS; (2) HFS' decision or the action taken promotes its financial or other individual interest; (3) HFS' decision or the action taken applies differently to Franchisee and one or more other franchisees or HFS company-operated or affiliate-operated operations; or (4) HFS' decision or the action taken is adverse to Franchisee's interests. HFS will have no liability to Franchisee for any such decision or action. HFS and Franchisee intend that the exercise of HFS' right or discretion will not be subject to limitation or review. If applicable law implies a covenant of good faith and fair dealing in this Agreement, HFS and Franchisee agree that such covenant will not imply any rights or obligations that are inconsistent with a fair construction of the terms of this Agreement and that this Agreement grants HFS the right to make decisions, take actions and/or refrain from taking actions not inconsistent with Franchisee's rights and obligations under this Agreement.

27.           GOVERNING LAW, FORUM AND LIMITATIONS

A.           This Agreement and any claim or controversy arising out of, or relating to, rights and obligations of the parties under this Agreement and any other claim or controversy between the parties shall be governed by and construed in accordance with the laws of the State of Missouri without regard to conflicts of laws principles. Nothing in this Section is intended, or shall be deemed, to make any Missouri law regulating the offer or sale of franchises or the franchise relationship applicable to this Agreement if such law would not otherwise be applicable.

B.           The parties agree that, to the extent any disputes cannot be resolved directly between them, Franchisee shall file any suit against HFS only in the federal or state court having jurisdiction where HFS' principal offices are located at the time suit is filed. HFS may file suit in the federal or state court located in the  jurisdiction where its principal offices are located at the time suit is filed or in the jurisdiction where Franchisee resides or does business or where the Franchised Restaurant is or was located or where the claim arose. Franchisee consents to the personal jurisdiction of those courts over Franchisee and venue in those courts.

       C.           Except for payments owed by one party to the other, and unless prohibited by applicable law, any legal action or proceeding (including the offer and sale of a franchise to Franchisee) brought or instituted with respect to any dispute arising from or related to this Agreement or with respect to any breach of the terms of this Agreement must be brought or instituted within a period of 2 years after the initial occurrence of any act or omission that is the basis of the legal action or proceeding, whenever discovered.

       D.           Franchisee and HFS waive, to the fullest extent permitted by law, any right or claim of any consequential, punitive or exemplary damages against each other and agree that, in the event of a dispute between them, each shall be limited to the recovery of actual damages sustained by it. Franchisee and HFS waive, to the fullest extent permitted by law, the right to bring, or be a class member in, any class action suits and the right to trial by jury.

       E.           If either party brings an action to enforce this Agreement in a judicial proceeding, the party prevailing in that proceeding shall be entitled to reimbursement of costs and expenses, including, but not limited to, reasonable accountants', attorneys', attorneys' assistants' and expert witness fees, the cost of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, whether incurred prior to, in preparation for, or in contemplation of the filing of, the proceeding. If HFS utilizes legal counsel (including in-house counsel employed by HFS) in connection with any failure by Franchisee to comply with this Agreement, Franchisee shall reimburse HFS for any of the above-listed costs and expenses incurred by HFS. In any judicial proceeding, the amount of these costs and expenses will be determined by the court and not by a jury- F. No right or remedy conferred upon or reserved to HFS or Franchisee by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy. The provisions of this Section 27 shall survive the expiration or earlier termination of this Agreement.

28.       MISCELLANEOUS

A.           Gender and Number

All references to gender and number shall be construed to include such other gender and number as the context may require.

B.           Captions

All captions in this Agreement are intended solely for the convenience of the parties and none shall be deemed to affect the meaning or construction of any provision of this Agreement.

C.           Counterparts

This Agreement may be executed in counterparts, and each copy so executed and delivered shall be deemed an original.

D.           Time

Time is of the essence of this Agreement for each provision in which time is a factor. Whenever this Agreement refers to a period of days or months, the first day or month to be counted shall be the day or month of the designated action, event or notice. Days shall be measured by calendar days, except that if the last day of  a period is a Saturday, Sunday or national holiday, the period automatically shall be extended to the next day that is not a Saturday, Sunday or national holiday.

      E.           Injunctive Relief

       Franchisee recognizes that its failure to comply with the terms of this Agreement, including, but not limited to, the failure to fully comply with all post-termination obligations, is likely to cause irreparable harm to HFS, its affiliates and the System. Therefore, Franchisee agrees that, in the event of a breach or threatened breach of any of the terms of this Agreement by Franchisee, HFS shall be entitled to injunctive relief (both preliminary and permanent) restraining that breach and/or to specific performance without showing or proving actual damages and without posting any bond or security. Any equitable remedies sought by HFS shall be in addition to, and not in lieu of, all remedies and rights that HFS otherwise may have arising under applicable law or by virtue of any breach of this Agreement.

      F.           Control During Crisis Situation

       If an event occurs at the Franchised Restaurant that has or reasonably may cause harm or injury to customers, guests or employees {i.e., food spoilage/poisoning, food tampering/sabotage, slip and fall injuries, natural disasters, robberies, shootings, etc.) or may damage the Proprietary Marks, the System or the reputation of HFS (collectively "Crisis Situation"), Franchisee shall: (1) immediately contact appropriate emergency care providers to assist it in curing the harm or injury; and (2) immediately inform HFS by telephone of the Crisis Situation. Franchisee shall refrain from making any internal or external announcements (i.e., no communication with the news media) regarding the Crisis Situation (unless otherwise directed by HFS or public health officials).

       To the extent HFS deems appropriate, in its sole and absolute discretion, HFS or its designee may control the manner in which the Crisis Situation is handled by the parties, including, without limitation, conducting all communication with the news media, providing care for injured persons and/or temporarily closing the Franchised Restaurant. The parties acknowledge that, in directing the management of any Crisis Situation, HFS or its designee may engage the services of attorneys, experts, doctors, testing laboratories, public relations firms and those other professionals as it deems appropriate. Franchisee and its employees shall cooperate fully with HFS or its designee in its efforts and activities in this regard and shall be bound by all further Crisis Situation procedures developed by HFS from to time hereafter. The indemnification under Section 22 shall include all losses and expenses that may result from the exercise by HFS or its designee of the management rights granted in this Section 28.F.

      G.           Compliance with U.S. Laws

    Franchisee acknowledges that under applicable U.S. law, including, without limitation, Executive Order 13224, signed on September 23, 2001 ("Order"), HFS is prohibited from engaging in any transaction with any person engaged in, or with a person aiding any person engaged in, acts of terrorism, as defined in the Order. Accordingly, Franchisee represents and warrants to HFS that as of the date of this Agreement, neither Franchisee nor any person holding any ownership interest in Franchisee, controlled by Franchisee, or under common control with Franchisee is designated under the Order as a person with whom business may not be transacted by HFS, and that Franchisee: (1) does not, and hereafter shall not, engage in any terrorist activity; (2) is not affiliated with and does not support any individual or entity engaged in, contemplating, or supporting terrorist activity; and (3) is not acquiring the rights granted under this Franchise Agreement with the intent to generate funds to channel to any individual or entity engaged in, contemplating, or supporting terrorist activity, or to otherwise support or further any terrorist activity.

29.       REPRESENTATIONS

    Franchisee represents, acknowledges and warrants to HFS (and Franchisee agrees that these representations, acknowledgments and warranties shall survive termination of this Agreement) that: A. This Agreement involves significant legal and business rights and risks. HFS does not guarantee Franchisee's success. Franchisee has read this Agreement in its entirety, conducted an independent investigation of the business contemplated by this Agreement, has been thoroughly advised with regard to the terms and conditions of this Agreement by legal counsel or other advisors of Franchisee's choosing, recognizes that the nature of the business conducted by Hardee's Restaurants may change over time, has had ample opportunity to investigate all representations made by or on behalf of HFS, and has had ample opportunity to consult with current and former franchisees of HFS. The prospect for success of the business undertaken by Franchisee is speculative and depends to a material extent upon Franchisee's personal commitment, capability and direct involvement in the day-to-day management of the business.

       B.           HFS makes no express or implied warranties or representations that Franchisee will achieve any degree of success in the development or operation of the Franchised Restaurant and that success in the development and operation of the Franchised Restaurant depends ultimately on Franchisee's efforts and abilities and on other factors, including, but not limited to, market and other economic conditions, Franchisee's financial condition and competition.

       C.           HFS has entered, and will continue to enter, into agreements with other franchisees. The manner in which HFS enforces its rights and the franchisees' obligations under any of those other agreements shall not affect the ability of HFS to enforce its rights or Franchisee's obligations under this Agreement.

       D.           The Initial Franchise Fee is not refundable for any reason.

       E.           HFS may change or modify the System, from time to time, including the Manual, and Franchisee will be required to make such expenditures as such changes or modifications in the System may require.

       F.           Nothing in this Agreement prohibits HFS or its affiliates from: (1) operating or licensing others to operate Hardee's Restaurants at any location other than the Franchised Location; (2) operating or licensing others to operate restaurants, other than Hardee's Restaurants, at any location; (3) utilizing the System or any part of the System in any manner other than operation by HFS or its affiliates of a Hardee's Restaurant at the Franchised Location; and (4) merchandising and distributing goods and services identified by the Proprietary Marks at any location through any other method or channel of distribution.

       G.           All information Franchisee provided to HFS in connection with Franchisee's franchise application and HFS' grant of this Franchise is truthful, complete and accurate.

       H.    The persons signing this Agreement on behalf of Franchisee have full authority to enter into this Agreement and the other agreements contemplated by the parties. Execution of this Agreement or such other agreements by Franchisee does not and will not conflict with or interfere with, directly or indirectly, intentionally or otherwise, with the terms of any other agreement with any other third party to which Franchisee or any person with an ownership interest in Franchisee is a party.

       I.           Franchisee has not received from HFS or its affiliates or anyone acting on their behalf, any representation of Franchisee's potential sales, expenses, income, profit or loss.

IN WITNESS WHEREOF, the parties have duly executed, sealed and delivered this Agreement as of the day and year first above written.

GUARANTEE AND ASSUMPTION OF FRANCHISEE'S OBLIGATIONS

       In consideration of, and as an inducement to, the execution of the Hardee's Restaurant Franchise Agreement dated as of July 15, 2010 ("Agreement") by Hardee's Food Systems, Inc. ("HFS"), entered into with HNI, LLC ("Franchisee"), the undersigned ("Guarantors"), each of whom is an officer, director, member of Franchisee's Continuity Group or a 10% Owner, or the spouse thereof, hereby personally and unconditionally agree as follows:

       1.           Guarantee To Be Bound by Certain Obligations. Guarantors hereby personally and unconditionally guarantee to HFS and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement or at law or in equity, that each will be personally bound by the restrictions contained in Section 17 of the Agreement.

       2.           Guarantee and Assumption of Franchisee's Obligations. Guarantors hereby: (A) guarantee to HFS and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement or at law or in equity, that Franchisee and any assignee of Franchisee's interest under the Agreement shall: (1) punctually pay and perform each and every undertaking, agreement and covenant set forth in the Agreement and (2) punctually pay all other monies owed to HFS and/or its affiliates; (B) agree to be personally bound by each and every provision in the Agreement, including, without limitation, the provisions of Sections 16 and 22; and (C) agree to be personally liable for the breach of each and every provision in the Agreement.

      3.          General Terms and Conditions. The following general terms and conditions shall apply to this Guarantee:

    A.           Each of the undersigned waives: (1) acceptance and notice of acceptance by HFS of the foregoing undertakings; (2) notice of demand for payment of any indebtedness or nonperformance of any obligations hereby guaranteed; (3) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed; (4) any right he may have to require that an action be brought against Franchisee or any other person as a condition of liability; (5) all rights to payments and claims for reimbursement or subrogation which any of the undersigned may have against Franchisee arising as a result of the execution of and performance under this Guarantee by the undersigned; (6) any law or statute which requires that HFS make demand upon, assert claims against or collect from Franchisee or any others, foreclose any security interest, sell collateral, exhaust any remedies or take any other action against Franchisee or any others prior to making any demand upon, collecting from or taking any action against the undersigned with respect to this Guarantee; (7) any and all other notices and legal or equitable defenses to which he may be entitled; and (8) any and all right to have any legal action under this Guarantee decided by a jury.

    B.           Each of the undersigned consents and agrees that: (1) his direct and immediate liability under this Guarantee shall be joint and several; (2) he shall render any payment or performance required under the Agreement upon demand if Franchisee fails or refuses punctually to do so; (3) such liability shall not be contingent or conditioned upon pursuit by HFS of any remedies against Franchisee or any other person; (4) such liability shall not be diminished, relieved or otherwise affected by any amendment of the Agreement, any extension of time, credit or other indulgence which HFS may from time to time grant to Franchisee or to any other person including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims, none of which shall in any way modify or amend this Guarantee, which shall be continuing and irrevocable during the term of the Agreement and for so long thereafter as there are monies or obligations owing from Franchisee to HFS or its affiliates under the Agreement; and (5) monies received from any source by HFS for application toward payment of the obligations under the Agreement and under this Guarantee may be applied in any manner or order deemed appropriate by HFS. In addition, if any of the undersigned ceases to be a member of the Continuity Group, a 10% Owner, an officer or director of Franchisee or own any interest in Franchisee or the Franchised Restaurant, that person (and his spouse, if the spouse is also a guarantor) agrees that the obligations under this Guarantee shall continue to remain in force and effect  unless  HFS  in its  sole discretion,  in  writing,  releases  those  person(s)  from  this  Guarantee.

           Notwithstanding the provisions of the previous sentence, unless prohibited by applicable law, the obligations contained in Section 17.C. of the Agreement shall remain in force and effect for a period of 2 years after any such release by HFS. A release by HFS of any of the undersigned shall not affect the obligations of any other Guarantor.

          C.           If HFS brings an action to enforce this Guarantee in a judicial proceeding or arbitration, the prevailing party in such proceeding shall be entitled to reimbursement of its costs and expenses, including, but not limited to, reasonable accountants', attorneys', attorneys' assistants' and expert witness fees, cost of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. In any judicial proceeding, these costs and expenses shall be determined by the court and not by a jury.

          D.           If HFS utilizes legal counsel (including in-house counsel employed by HFS or its affiliates) in connection with any failure by the undersigned to comply with this Guarantee, the undersigned shall reimburse HFS for any of the above-listed costs and expenses incurred by it.

          E.           If any of the following events occur, a default ("Default") under this Guarantee shall exist: (1) failure of timely payment or performance of the obligations under this Guarantee; (2) breach of any agreement or representation contained or referred to in this Guarantee; (3) the dissolution of, termination of, existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or the commencement of any insolvency or bankruptcy proceeding by or against, any of the undersigned; and/or (4) the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due any of the undersigned. If a Default occurs, the obligations of the undersigned shall be due immediately and payable without notice. Upon the death of one of the undersigned, the estate shall be bound by this Guarantee for all obligations existing at the time of death. The obligations of the surviving Guarantors shall continue in full force and effect.

          F.           This Guarantee shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. HFS' interests in and rights under this Guarantee are freely assignable, in whole or in part, by HFS. Any assignment shall not release the undersigned from this Guarantee.

          G.           Sections 27.A. through 27.F. of the Agreement are incorporated by reference into this Guarantee and all capitalized terms that are not defined in this Guarantee shall have the meaning given them in the Agreement.

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       IN WITNESS WHEREOF, each of the undersigned has hereunto affixed his signature, under seal.

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APPENDIX A

FRANCHISE INFORMATION

1.	Franchised Location (Recitals):	101 East Admiral Doyle
New Iberia, LA 70560
2.	Initial Franchise Fee (Section 3.A.):	Transferred

3.	Interests in Other Restaurants (Section 17.C.(2)(c)):	NONE

4.	Franchisee's Notice Address (Section 24):	Seenu G. Kasturi
Owen P. Thompson
HNL LLC
4400 Ambassador Caffery Parkway, Suite A
Lafayette, LA 70508

APPENDIX B
WEEKLY ROYALTY FEE

The weekly royalty fee as provided for in Section 3.B. of the Franchise Agreement is as follows:

Year of Operation of the Franchised Restaurant	Percentage of Gross Sales

Initial Term	4.0%

APPENDIX C FRANCHISEE'S ADVERTISING AND PROMOTION

OBLIGATION

Franchisee's APO under Sections 5.B. through 5.D. of the Franchise Agreement and its allocation shall be as set forth below, unless and until modified by HFS as provided in Section 5:

1.	HNAF	0.8 % of Gross Sales
(Section 5.B.)
2.	Regional Co-op	0.0% of Gross Sales
(Section 5.C.)
3.	LSM allocation	4.2% of Gross Sales
(Section 5.D.)
	TOTAL APO:	5.0% of Gross Sales

The Franchised Restaurant is located in the following Designated Market Area:

LAFAYETTE

NOTES:	(a) While the HNAF payment rate is 0.8% of Gross Sales, the minimum monthly payment for the Franchised Restaurant is $475 and the maximum monthly payment for the Franchised Restaurant is $850. Accordingly, the percentage rate of HNAF contributions may be higher or lower than 0.8% of Gross Sales in which event, the actual APO may be more or less than what is listed above.

(b) As noted in Section 5.E, Franchisee's actual APO may be more than what is listed above if the Franchised Restaurant's Regional Co-op increases the regional Coop contribution.

(c) HFS has the right to eliminate the LSM allocation.

APPENDIX D
OWNERSHIP INTERESTS
CORPORATE FRANCHISEE

If Franchisee is a corporation, the number of authorized shares of Franchisee that have been issued is ____________ and the name, address, number of shares owned (legally or beneficially) and office held by each shareholder is as follows:

Name	Address	No. of Shares	Office Held

LIMITED LIABILITY COMPANY FRANCHISEE

If Franchisee is a limited liability company, the name, address and percentage interest of each member is as follows:

Name	Address	Percentage Interest
Seenu G. Kasturi	3909 Ambassador Caffery Parkway, Lafayette, LA 70503	90%
Owen P. Thompson	3909 Ambassador Caffery Parkway, Lafayette, LA 70503	10%

OTHER BUSINESS ENTITY FRANCHISEE

If Franchisee is some other business entity, the type of business entity and the name, address and ownership interest (including for a limited partnership, whether a general or limited partner), is as follows:

Type of Business Entity: ________________________________

Name	Address	Ownership Interest

CONTINUITY GROUP, OPERATING PRINCIPAL AND MULTI-UNIT MANAGER

Franchisee's Continuity Group shall be comprised of the following persons:	Seenu Kasturi

Franchisee's Operating Principal and Multi-Unit Manager (if applicable) are:	Owen Thompson

ADDENDUM TO HARDEE'S RESTAURANT FRANCHISE AGREEMENT
THIS ADDENDUM to the Hardee's Restaurant Franchise Agreement is made as of July 15, 2010 by and between Hardee's Food Systems, Inc. ("HFS") and HNI, LLC ("Franchisee").

RECITALS

HFS and Franchisee have entered into the Franchise Agreement pursuant to which Franchisee is authorized to operate the Franchised Restaurant at the Franchised Location

The Franchised Restaurant was previously operated by another Hardee's franchisee, Kenneth Luke ("Prior Franchisee"), pursuant to a franchise agreement that, but for the termination of that agreement, would have expired on April 29, 2010.

On July 15, 2010 ("Take Over Date"), Franchisee took over operations of the Franchised Restaurant from Prior Franchisee. Pursuant to an Assignment Agreement for Franchise Rights for Hardee's Restaurant dated July 15, 2010, Prior Franchisee assigned to Franchisee (and Franchisee assumed from Prior Franchisee) all of Prior Franchisee's right, title and interest in the franchise rights for the Franchised Restaurant. Under that Assignment Agreement, Prior Franchisee was responsible for all obligations relating to the Franchised Restaurant up to an including the Take Over Date and Franchisee was responsible for all obligations relating to the Franchised Restaurant after the Take Over Date.

In connection with the assignment, HFS has agreed to permit Franchisee to renew Prior Franchisee's franchise rights for the Franchised Restaurant for a renewal term of 5 years. HFS and Franchisee desire to modify certain provisions of the Franchise Agreement as reflected in this Addendum.

NOW THEREFORE, in consideration of the covenants and agreements set forth below and other good and valuable consideration, the parties agree as follows:

1. The parties agree that the recitals are an integral part of this Addendum and are incorporated in the terms of this Addendum.

2. The first paragraph of Section 2.A. is deleted and is replaced by the following.

The Initial Term of this Agreement and the Franchise granted by this Agreement shall be a term of 5 years beginning on April 30, 2010 and expiring at midnight on April 29, 2015, unless this Agreement is terminated at an earlier date pursuant to Section 18.

3.           Section 3.A. is deleted and is replaced by the following:

 A.        Renewal Fee

           Simultaneously with the execution of this Agreement, Franchisee paid HFS a renewal fee in the amount of $5,000. The renewal fee was paid in consideration of HFS granting the renewal rights to Franchisee, it was fully earned at the time paid and it is not refundable for any reason whatsoever.

   4.           All capitalized terms that are not defined in this Addendum shall have the meaning given them in the Franchise Agreement.

   5.           Except as modified by this Addendum, the Franchise Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed, sealed and delivered this Addendum simultaneously with the Franchise Agreement.